PRELIMINARY OFFERING CIRCULAR DATED MAY 11, 2018

Building Bits Properties I, LLC

Up to $2,111,614 of Class Xfinity-Williamsport.PA Common Bits with a minimum of $649,113;

Up to $4,541,504 of Class Hollywood12-Portland.OR Common Bits with a minimum of $1,307,409;

Up to $4,023,631 of Class AT&T-Maplewood.MN Common Bits with a minimum of $1,157,569; and

Up to $3,839,905 of Class Sleep Number-Shenandoah.TX Common Bits with a minimum of $1,103,955.

Building Bits Properties I, LLC is a newly organized Delaware limited liability company (the “Company”) formed to acquire and manage a portfolio of commercial real estate. Building Bits Properties I, LLC will acquire the properties through wholly-owned subsidiaries. While we intend to primarily invest in commercial real estate properties, we may acquire other types of properties, depending on the availability of suitable acquisition opportunities. Those will be described in future Supplements to the offering statement of which this offering circular forms a part.

We will issue Common Units in the Company, which we call “Bits” as distinct classes, each class being limited liability interests in the Company corresponding to a specific commercial real estate property (each, a “Property”). Each class of Common Bits will be bound by the terms of the Operating Agreement of the Company and its respective Bit Designation (each a “Bit Designation”). The proceeds of the offering of each class of Bits will be used to acquire and manage the identified Property. This offering circular will be amended from time to time to identify additional classes of Common Bits available to investors. Each amendment will reflect additional classes of Common Bits, which must be qualified by the Securities and Exchange Commission before any offers or sales of those additional classes are made. We will identify a minimum and maximum subscription amount for each class of Common Bit. Should we not raise the maximum amount for each class of Bit, we intend to leverage the proceeds of the offering of that class of Bit to finance the acquisition of the identified Property, or may choose to use the available proceeds to acquire a fractional ownership of the identified Property.

Each class of Common Bits in this offering will represent ownership of the economic rights of each wholly-owned subsidiary that holds title to the specific Property, with profits and losses of the subsidiary flowing up to Bitholders. As such, in the event that the wholly-owned subsidiary to which the class of Common Bits applies incurs a net loss or net profit, investors in that class of Common Bit will receive their pro rata share of that net loss or net profit for tax purposes. Note that distributions from the wholly-owned subsidiary to Building Bits Properties I, LLC may not occur even upon the event of a net profit if funds are not legally available for distribution as a result of expenses incurred at the Company level, or are set aside for future capital improvement to the property owned by the wholly-owned subsidiary. In that event, no distributions will be made from Building Bits Properties I, LLC to investors. When distributions are made to investors, they will be made in accordance with the operating agreement of Building Bits Properties I, LLC and the respective Bit Designation, included as exhibits to this offering statement of which this offering circular is part. As such, each holder of the respective designated Common Bits is entitled to the Bitholder’s pro rata share of any distribution made by the corresponding wholly-owned subsidiary to Building Bits Properties I, LLC after fees have been deducted. Each subsidiary will be managed by our Manager, BuildingBits Asset Management, LLC. BuildingBits Asset Management, LLC will be entitled to a management fee of 1% of the value of assets under management. This fee may be amended without consent of the holders of our Common Bits.

BuildingBits Asset Management, LLC is wholly owned and managed by Building Bits Holdings, LLC, which also operates an online platform www.buildingbits.com (the “BuildingBits Platform”) that allows investors to review offering information and place orders for interests in Building Bits Properties I, LLC and future similar offerings. Building Bits Holdings, LLC holds 25,000 Common Bits of Building Bits Properties I, LLC.

We are offering various classes of our Common Bits to the public at $1.00 per Bit. Building Bits Properties I, LLC will be limited to raising up to $50,000,000 in any given 12 month period through the sales of various classes of our Common Bits. The minimum investment in our Common Bits for initial purchases is 1,000 Bits, or $1,000. The per Bit purchase price for our Bits was arbitrarily determined by our Manager. We do not intend to list the Bits for trading on a stock exchange or other trading market. However, investors will be able to communicate with each other about their Bits on the BuildingBits Platform. Should an investor selling its interests reach terms with a buyer, any such transaction would be handled outside of the BuildingBits Platform between the buyer and seller. The change in beneficial ownership of those Bits will be reflected on the books and record of Building Bits Properties I, LLC, and those of our transfer agent, Colonial Stock Transfer Company, Inc.

We intend to market the offering of our Common Bits primarily through the BuildingBits Platform. Our Manager, and its officers and directors intend to rely on the exemption from registration as a broker-dealer provided by Rule 3a4-1 of the Securities Exchange Act of 1934. Accordingly, our Common Bits will not be available for purchase for residents of the states of Texas, Florida, Arizona, North Dakota, Nebraska, and any other state that requires the Company to register as a dealer of securities, or requires an officer of the Company to register as an agent following passage of a securities agent examination. In the event the company makes arrangements with a broker-dealer to sell into these states, or registers as an issuer-dealer in any particular state, it will file a post-qualification supplement to the Offering Statement of which this Offering Circular is a part identifying such change.

The Common Bits in this offering are speculative securities. Investment in the Common Bits involves significant risk. Investors should purchase these securities online only if they can afford a complete loss of their investment.

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You should consider general risks as well as specific risks when deciding whether to invest. See “Risk Factors” beginning on page 5 to read about the more significant risks investors should consider before buying our Common Bits.

Class Xfinity-Williamsport.PA Common Bits	Per Bit	Total Minimum		Total Maximum

Public Offering Price	$1.00	$649,113	(1)	$2,111,614

(1)	This offering is being made on a best efforts basis and will be made on continuous basis as provided by Rule 241(d)(3)(i)(F) for up to one year following the date of qualification by the Commission.

Class Hollywood12-Portland.OR Common Bits	Per Bit	Total Minimum		Total Maximum

Public Offering Price	$1.00	$1,307,409	(1)	$4,541,504

(1)	This offering is being made on a best efforts basis and will be made on continuous basis as provided by Rule 241(d)(3)(i)(F) for up to one year following the date of qualification by the Commission.

Class AT&T-Maplewood.MN Common Bits	Per Bit	Total Minimum		Total Maximum

Public Offering Price	$1.00	$1,157,569	(1)	$4,023,631

(1)	This offering is being made on a best efforts basis and will be made on continuous basis as provided by Rule 241(d)(3)(i)(F) for up to one year following the date of qualification by the Commission.

Class Sleep Number-Shenandoah.TX Common Bits	Per Bit	Total Minimum		Total Maximum

Public Offering Price	$1.00	$1,103,955	(1)	$3,839,905

(1)	This offering is being made on a best efforts basis and will be made on continuous basis as provided by Rule 241(d)(3)(i)(F) for up to one year following the date of qualification by the Commission.

We will offer our Common Bits on a best efforts basis marketed through the BuildingBits Platform. Neither our Manager nor Building Bits Holdings, LLC are member firms of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us or our Manager will be deemed to be a broker solely by reason of his or her participation in the sale of our Common Bits.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

This Offering Circular follows the Offering Circular Format

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IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular amendments and supplements, which we refer to collectively as the offering circular. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with different information. This offering circular may only be used where it is legal to sell these securities. You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process. Periodically, as we identify additional properties to acquire, and authorize additional classes of Common Bits, we will provide an offering circular amendment or supplement that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular amendment or supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Additional Information” below for more details.

The offering circular and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov, or on the BuildingBits Platform website, www.buildingbits.com. The contents of the BuildingBits Platform website (other than the offering statement, this offering circular and the appendices and exhibits thereto) are not incorporated by reference in or otherwise a part of this offering circular.

Our Manager and those selling Bits on our behalf in this offering will be permitted to make a determination that the purchasers of Bits in this offering are “qualified purchasers” in reliance on the information and representations provided by the investors regarding the investor’s financial situation. Before making any representation that an investment does not exceed applicable thresholds, we encourage investors to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage investors to refer to www.investor.gov.

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In this offering circular, Building Bits Properties I, LLC is referred to as “us” or “the Company”. Building Bits Asset Management, LLC is referred to as our “Manager”.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

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OFFERING SUMMARY

This offering summary highlights information contained elsewhere and does not contain all of the information that investors should consider in making their investment decisions. Before investing in the Company’s Common Bits, investors should carefully read this entire offering circular, including the Company’s financial statements and related notes. Investors should also consider, among other information, the matters described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Building Bits Properties I, LLC

General

Building Bits Properties I, LLC is a newly organized Delaware limited liability company formed to acquire and manage a portfolio of real properties. The day-to-day operation of each property will be overseen by BuildingBits Asset Management, LLC, our Manager, which is wholly owned by Building Bits Holdings, LLC. Our office is located at 425 NW 10th Ave, Suite 306, Portland, OR, 97209. Information regarding the Company is also available on our web site at www.buildingbits.com.

The Platform

Information regarding the purchase of our Common Bits in this offering will be available through the online platform located at www.buildingbits.com (the “BuildingBits Platform”). The BuildingBits Platform is owned and operated by Building Bits Holdings, LLC, an affiliated entity that currently owns all of our undesignated Common Bits.

Our Wholly-Owned Subsidiaries

Each property acquired by Building Bits Properties I, LLC will be owned by a wholly-owned subsidiary of Building Bits Properties I, LLC. These subsidiaries will be structured as limited liability companies organized in the State of Delaware (each a “Property LLC”). This structure is standard within the real estate industry to limit the liabilities of each property from the liabilities of other properties ultimately owned by Building Bits Properties I, LLC. Each Property LLC will also be managed by our Manager, BuildingBits Asset Management, LLC.

Organizational Chart

For ease of understanding our business structure, we are including an organizational chart below:

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Our Common Bits

Investors in this offering have the opportunity to purchase Common Bits of Building Bits Properties I, LLC that are classified based on the acquisition of specific properties. The terms of each class of Bits will be covered in a designation (each a “Bit Designation”) corresponding to special economic rights related to the Property LLC that holds title to the specific property. These special economic rights include the right to receive distributions from the wholly-owned subsidiary that flow upwards to Building Bits Properties I, LLC. Additionally, should we dispose of an asset covered by the Bit Designation, each Bitholder will receive their pro rata share of the net proceeds received by Building Bits Properties I, LLC. Upon that event, the class of Bits authorized by that Bit Designation will cease to exist by operation of the Bit Designation.

The class of Bits included in this offering circular are our Class Xfinity-Williamsport.PA Common Bits, Class Hollywood12-Portland.OR Common Bits, Class AT&T-Maplewood.MN Common Bits, and Class Sleep Number-Shenandoah.TX Common Bits.

Distributions

We intend to make distributions to investors of the funds legally available for distribution. Investors may incur their pro rata share of net losses or net gains for tax purposes, even if no funds are legally available for distributions. Distributions will occur when we receive distributions from the wholly-owned subsidiaries that are the Property LLCs relating to a particular class of Bits. Whether a Property LLC is able to distribute funds to us will depend on its current financial situation, including such factors as its generation of revenues greater than expenses, and any capital expenditure requirements. Note that distributions from the Property LLC to Building Bits Properties I, LLC may not occur upon the event of a net profit if funds are not legally available for distribution or are set aside for future capital improvement to the property. In that event, no distributions will be made from Building Bits Properties I, LLC to investors. The determination of whether any funds are available to distribute by the Property LLC is in the complete discretion of the Property LLC manager, BuildingBits Asset Management, LLC. When distributions are made to investors, they will be made in accordance with the operating agreement of Building Bits Properties I, LLC and the respective Bit Designation, included as exhibits to this offering circular. As such, each holder of designated Common Bits is entitled to the holder’s pro rata share of any distribution made by the corresponding wholly-owned subsidiary to Building Bits Properties I, LLC after fees have been deducted.

Acquisition Strategy

We intend to acquire and operate existing, income-producing properties and newly constructed leased properties. Some newly constructed properties may not yet have tenants. We may acquire each property in its entirety, or a fractional share. Our focus will be to acquire properties that present significant opportunities for current or future income production. We may also acquire properties that present opportunities for capital appreciation, such as in markets with high growth potential. We will use the proceeds from the offering of our Common Bits to acquire each property. Should the amount raised from the sale of Common Bits exceed the minimum investment threshold but not be sufficient to acquire the property outright, we intend to leverage those proceeds and finance the acquisition through the use of non-recourse loans with each Property LLC as the named borrower, and/or acquire a fractional interest in the property. In the event we acquire a fractional interest in the property, we will require that the seller grant to the Manager the right to manage the operations and disposition of the underlying property.

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While we intend that Building Bits Properties I, LLC will hold a diverse portfolio of real estate assets, investors will only hold Common Bits bearing Bit Designations covering specific assets, and would need to acquire Common Bits of various Bit Designations if they wished to diversify their portfolio.

Market Opportunities

Our Manager will select properties among properties submitted to the company by real estate brokers and independent property owners. The selection criteria for properties are as follows:

•	Properties must be commercial properties; no single-family residential or low-unit residential (e.g. 1-4 units). Large, multi-unit apartment properties will be considered.

•	Properties must be currently income-producing, with multi-year leases in place.

•	Properties may not be “value-add” properties that require extensive repair or refurbishing.

Our Manager

BuildingBits Asset Management, LLC, our Manager, manages our day-to-day operations. The decisions of the Manager will be made by Alexander Aginsky and Andrei Zverev, who each have authority to act for our Manager. BuildingBits Asset Management, LLC is wholly owned and managed by Building Bits Holdings, LLC.

Fees and Related Expenses

Under our operating agreement, we will pay BuildingBits Asset Management, LLC a management fee equal to 1% of the value of the assets currently owned by the Company on an annualized basis. The asset value will be determined by reference to the purchase price asset value, the value based on an annual appraisal, or the value determined by secondary trading of securities on the BuildingBits Platform in accordance with our operating agreement.

BuildingBits Asset Management, LLC is also entitled to a disposition fee of 2.50% of the gross proceeds from the liquidation of any of the properties we have acquired. Each investor’s pro rata portion of the proceeds of any liquidation of specific properties will be based on the net proceeds after the deduction of the disposition fee to BuildingBits Asset Management, LLC and any other obligations of the Property LLC.

These fees may be amended at any time without consent of the holders of our Common Bits.

Summary Risk Factors Applicable to this Offering

•	We depend on our Manager to select acquisition opportunities brought to the Company by independent real estate brokers and owners and conduct our operations. Our Manager will earn fees based on the value of the assets held by the Company. The Company and Manager are both owned by Building Bits Holdings, LLC. Fees and expenses set out in this agreement were not determined on an arm’s length basis, and therefore we do not have the benefit of arm’s length negotiations of the type normally conducted between unrelated parties. These fees increase investor risk of loss.

•	We have no operating history, and as of the date of this offering circular, our total assets consist of a nominal amount of cash. There is no assurance that we will achieve our business objectives.

•	Our Manager’s executive officers are also officers, directors, managers and/or key professionals of our affiliates. As a result, they will face conflicts of interest, including time constraints and conflicts created by our Manager’s compensation arrangements with us and other affiliates. See “Interest of Management and Other in Certain Transactions” for additional information.

•	Our Manager may also manage to-be-formed entities with similar business plans to ours, and our Manager does not have an exclusive management arrangement with us.

•	If we raise substantially less than the maximum offering amount for any particular class of Bits, we may not be able to acquire outright the Properties identified in this offering circular.

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•	We may be required to use debt financing to acquire Properties identified in this offering circular. Properties that have been acquired with debt financing will experience greater expenses than those that are not as we will be required to service the loan.

•	We do not expect to be able to distribute profits to investors until the proceeds from the offering of Bits have been used to acquire Properties and such Properties are generating positive cash flow.

•	Investors will not be able to communicate with other users about resale of their Bits on the BuildingBits Platform until the offering for the particular class of Common Bit has terminated and the property has been acquired. Even after the offering has terminated, there is no guarantee that any secondary market for our Common Bits will develop.

•	Real estate investments are subject to general downturns in the industry as well as downturns in specific geographic areas. We cannot predict what the occupancy level or performance will be for any particular Property. We also cannot predict the future value of our Properties. Accordingly, we cannot guarantee that investors will receive profits from the operations of any particular property.

•	The Properties we intend to acquire will be subject to risks relating to the volatility in the value of the underlying real estate, default on underlying income streams, fluctuations in interest rates, and other risks associated with the operation of real estate generally.

•	Investors will be acquiring a class or classes of Common Bits that correspond to the profits and losses from the operation of specific Properties. While Building Bits Properties I, LLC intends to acquire and operate a diverse portfolio of Properties, investor interests in each Bit Designation will not be diversified.

•	The profits and losses from the Properties owned by us will flow through to investors. Investors are strongly advised to consult their financial and tax advisers to determine if an investment in us makes sense for their specific situation.

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RISK FACTORS

An investment in our Common Bits involves substantial risks. Investors should carefully consider the following risk factors in addition to the other information contained in this offering circular before purchasing Bits. The occurrence of any of the following risks might cause investors to lose a significant part of their investment. The risks and uncertainties discussed below are not the only ones we face, but do represent those risks and uncertainties that we believe are most significant to our business, operating results, prospects and financial condition. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Statements Regarding Forward-Looking Information” above.

We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking).

Risks Related to an Investment in Building Bits Properties I, LLC

We are a brand new company with no prior operating history.

Building Bits Properties I, LLC was formed in February 2017 and has no operating history as of the date of this offering circular. While we have a plan for our future operations, there is no track record we can point to for investors to understand our prior performance.

Our affiliated entities have no prior performance record.

Just as Building Bits Properties I, LLC is a new entrant in the market, the affiliates of Building Bits Holdings, LLC do not have a meaningful track record of involvement in commercial real estate that investors may assess. Even if our affiliates did have such prior experience, that experience would not be indicative of our future performance.

Investors purchasing our Common Bits will not be purchasing a diversified portfolio of real estate assets.

Investors will be purchasing Common Bits bearing Bit Designations that are tied to the performance of specific real estate assets. While we intend that Building Bits Properties I, LLC will hold a diverse portfolio of assets, investors will not benefit from that diversification in our portfolio.

We do not currently own any assets identified in this offering circular.

Our business plan requires that we acquire commercial real estate assets. Each asset will be held by a wholly-owned subsidiary of the Company. Investors will purchase Common Bits bearing a Bit Designation related to specific properties. If there is insufficient investor interest in any specific property, then the acquisition will not proceed and investor funds will be released.

We may utilize other sources of financing to acquire real estate assets in addition to the funds from this offering.

In the sole determination of the Manager, the Company may proceed to acquire a real estate asset using sources of financing other than investor funds in this offering so long as the Company has reached its minimum target amount for any particular class of its Common Bits. Such financing terms may be unfavorable to investors and include high interest rates that reduce the funds available for distribution, as well as holding first position on any liens, reducing the funds available to redeem Common Bits following the disposition of any real estate asset.

We may only be able to acquire a fractional interest in an identified property.

In the event that we have received more than the minimum investment, we may be faced with the decision to acquire a property outright by leveraging proceeds from the offering with debt, or only acquiring a fractional interest with or without debt financing. While we will require sellers to grant us the right to manage and control the disposition of the property, in the event that we only acquire a fractional interest, we may encounter challenges to our ability to manage the operations of that property.

The underlying value and performance of any real estate asset will fluctuate with general and local economic conditions.

The successful operation of any real estate asset is significantly related to general and local economic conditions. Periods of economic slowdown or recession, significantly rising interest rates, declining employment levels, decreasing demand for real estate, declining real estate values, or the public perception that any of these events may occur, can result in reductions in the underlying value of any asset and result in poor economic performance. In such cases, investors may lose the full value of their investment, or may not experience any distributions from the real estate asset.

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We will rely on our Manager, BuildingBits Asset Management, LLC to also manage each property.

Following the acquisition of any Property, the Property will be managed by our Manager, BuildingBits Asset Management, LLC. BuildingBits Asset Management, LLC will be entitled to certain fees in exchange for its day-to-day operations of each Property. Any compensation arrangements will be determined by Building Bits Holdings, LLC sitting on both sides of the table and will not be an arm’s length transaction.

Our ability to implement business strategy will depend on our ability to attract investors for our Common Bits through the BuildingBits Platform.

We will market this offering primarily through the BuildingBits Platform, which is owned by Building Bits Holdings, LLC. To date, we have not marketed any securities through the BuildingBits Platform. The success of this offering, and our ability to implement our business strategy, is dependent upon our ability to attract investors for our Common Bits through the BuildingBits Platform. If we do not raise sufficient funds, we may not be able to acquire the Property identified in this offering circular. Alternatively, we may acquire the Property by utilizing debt financing for a portion of the financing of the Property, which may include terms detrimental to investors, or acquire a fraction of the property.

If we do not successfully dispose of real estate assets, you may have to hold your investment for an indefinite period.

While we intend for investors to place notices for the resale of their Bits through the BuildingBits Platform, there is no guarantee that there will be any buyers for those Bits in secondary transactions. The only other means for investors to liquidate their Bits into cash is through the disposition of a Property. The determination of whether to dispose of Property is entirely in the discretion of our Manager. Even if our Manager decides to dispose of Property, we cannot guarantee that we will be able to dispose of the Property at a favorable price to investors.

We have minimal operating capital, no significant assets and no revenue from operations.

We have minimal operating capital and for the foreseeable future will be dependent upon our ability to finance our planned operations from the sale of securities or other financing alternatives. There can be no assurance that we will be able to successfully raise operating capital in this or other offerings of securities. The failure to successfully raise operating capital could result in our inability to undertake our business plan and potentially lead to bankruptcy or other events, which would have a material adverse effect on us and our investors. We have no significant assets or financial resources and the value of Common Bits derives only from specific cash flows, so such adverse event could put investor dollars at significant risk.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

We compete with many other entities engaged in real estate acquisition and operating activities, including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. This market is competitive and rapidly changing. We expect competition to persist and intensify in the future, which could harm our ability to acquire properties on terms that investors find to be reasonable.

If Building Bits Holdings, LLC or our Manager fails to retain its key personnel, we may not be able to achieve our anticipated level of growth and our business could suffer.

Our future depends, in part, on Building Bits Holdings, LLC’s and our Manager’s ability to attract and retain key personnel. Our future also depends on the continued contributions of the executive officers and other key personnel of our Manager, each of whom would be difficult to replace. In particular, Mr. Alexander Aginsky, who is the Chief Executive Officer of Building Bits Holdings, LLC, is critical to the management of our business and operations and the development of our strategic direction. The loss of the services of Mr. Alexander Aginsky or other executive officers or key personnel of Building Bits Holdings, LLC and the process to replace any of those key personnel would involve significant time and expense and may significantly delay or prevent the achievement of our business objectives.

We may experience liability at the Building Bits Properties I, LLC entity level that could jeopardize the operations of the company.

While debt service obligations, property expenses, and legal liabilities will be the responsibility of each Property LLC, there may be circumstances in which Building Bits Properties I, LLC incurs expenses or becomes a named party to a legal proceeding initiated against a Property LLC. In that event, Building Bits Properties I, LLC may be found liable to creditors or plaintiffs, impacting the company’s ability to continue operations. Such liability at the Building Bits Properties I, LLC entity level would impact holders of all classes of Bits if it prevents us from making distributions to investors in accordance with our Operating Agreement and respective Bit Designations. Further, if Building Bits Properties I, LLC is no longer able to continue operations investors will be harmed.

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Risks Related to Building Bits Holdings, LLC and the BuildingBits Platform

Building Bits Holdings, LLC is a development stage company with limited operating history. As a company in the early stages of development, Building Bits Holdings, LLC faces increased risks, uncertainties, expenses and difficulties.

Building Bits Holdings, LLC has a limited operating history. For Building Bits Holdings, LLC to be successful, the volume of properties acquired by the Company and managed by BuildingBits Asset Management, LLC will need to increase. The Company intends for current information about offerings and the performance of properties to be available on the BuildingBits Platform, which is operated by Building Bits Holdings, LLC. For the BuildingBits Platform to operate, Building Bits Holdings, LLC will be responsible for maintaining its software and website, expand its customer support services and retain an appropriate number of employees to maintain the operations of the BuildingBits Platform. If our business grows substantially, Building Bits Holdings, LLC may need to make significant new investments in personnel and infrastructure to support that growth. If Building Bits Holdings, LLC is unable to increase the capacity of the BuildingBits Platform and maintain the necessary infrastructure, or if Building Bits Holdings, LLC is unable to make significant investments on a timely basis or at reasonable costs, investors may experience delays in receipt of current information on our Common Bits, periodic downtime of the BuildingBits Platform, or other disruptions to our business and operations.

Building Bits Holdings, LLC will need to raise substantial additional capital to fund its operations, and if it fails to obtain additional funding, it may be unable to continue operations.

At this early stage in its development, Building Bits Holdings, LLC’s operations have been funded with proceeds from private financings from individual investors. To continue the development of the BuildingBits Platform, Building Bits Holdings, LLC will require substantial additional funds. To meet its financing requirements in the future, either it may raise funds through equity offerings, debt financings or strategic alliances. Raising additional funds may involve agreements or covenants that restrict Building Bits Holdings, LLC’s business activities and options. Additional funding may not be available to it on favorable terms, or at all. If Building Bits Holdings, LLC is unable to obtain additional funds, it may be forced to reduce or terminate its operations. Any inability for Building Bits Holdings, LLC to fund operations could have a substantial and deleterious effect on the viability and operations of the Company.

Building Bits Holdings, LLC has incurred net losses in the past and expects to incur net losses in the future.

Building Bits Holdings, LLC has incurred net losses in the past and expects to incur net losses in the future. Its failure to become profitable could impair the operations of the BuildingBits Platform by limiting its access to working capital to operate the platform. In addition, it expects its operating expenses to increase in the future as it expands its operations. If Building Bits Holdings, LLC’s operating expenses exceed its expectations, its financial performance could be adversely affected. If its revenue does not grow to offset these increased expenses, it may never become profitable. In future periods, Building Bits Holdings, LLC may not have any revenue growth, or its revenue could decline.

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If Building Bits Holdings, LLC were to enter bankruptcy proceedings, the operation of the BuildingBits Platform and the activities with respect to our operations and business would be interrupted.

If Building Bits Holdings, LLC were to enter bankruptcy proceedings or were to cease operations, we may be required to find other persons to manage the operations and business of the Company. Additionally, were Building Bits Holdings, LLC to enter bankruptcy proceedings or cease operations while the Company is still operating, we would be required to find alternatives to the BuildingBits Platform as a mechanism to provide current financial and performance information regarding the Company’s operations.

If the security of our investors’ confidential information stored in BuildingBits Platform systems is breached or otherwise subjected to unauthorized access, investors’ secure information may be stolen.

The BuildingBits Platform may store investors’ personally-identifiable sensitive data. The BuildingBits Platform is hosted in data centers provided by Microsoft Azure service that are compliant with industry security standards and the website uses daily security monitoring services provided by third party vendors. However, any accidental or willful security breach or other unauthorized access could cause investors’ secure information to be stolen and used for criminal purposes, and investors would be subject to increased risk of fraud or identity theft. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, the BuildingBits Platform and its third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our platform users to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose investors, and the value of investments in us could be adversely affected.

Any significant disruption in service on the BuildingBits Platform or in its computer systems could reduce the attractiveness of the online platform and result in a loss of users.

If a catastrophic event resulted in a platform outage and physical data loss, the BuildingBits Platform’s ability to perform its obligations would be materially and adversely affected. The satisfactory performance, reliability, and availability of the BuildingBits Platform technology and its underlying hosting services infrastructure are critical to our ability to share information, provide customer service, positive reputation and ability to attract new investment opportunities, new investors, and retain existing investors.

Risks Related to Conflicts of Interest

There are conflicts of interest between us, our Manager and its affiliates.

Our Manager’s executive officers, including our Manager’s Chief Executive Officer, Mr. Alexander Aginksy, are principals in the Manager’s parent company, Building Bits Holdings, LLC, which is the parent company of BuildingBits Asset Management, LLC, which provides property management and other services to us. Fees for services of the Manager and affiliates to the Company are not the result of arm’s length negotiations. Some of the conflicts inherent in the Company’s transactions with Building Bits Holdings, LLC and its affiliates, and the limitations on such parties adopted to address these conflicts, are described below. The Company, Building Bits Holdings, LLC and their affiliates will try to balance our interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than us, these actions could have negative impact on our financial performance and, consequently, on distributions to holders of our Common Bits.

We have agreed to limit remedies available to us and our investors for actions by our Manager that might otherwise constitute a breach of duty.

Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our investors. Accordingly, we and our investors will only have recourse and be able to seek remedies against our Manager to the extent it breaches its obligations pursuant to our operating agreement. Furthermore, we have agreed in the operating agreement to limit the liability of our Manager and to indemnify our Manager against certain liabilities. These provisions are detrimental to investors because they restrict the remedies available to them for actions that without those limitations might constitute breaches of duty, including fiduciary duties. By purchasing our Common Bits, investors will be treated as having consented to the provisions set forth in the operating agreement. In addition, we may choose not to enforce, or to enforce less vigorously, our rights under the operating agreement because of our desire to maintain our ongoing relationship with our Manager.

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Risks Related to Our Investments

Our real estate and real estate-related assets will be subject to the risks typically associated with real estate.

The properties we acquire will be subject to the risks typically associated with real estate. The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters such as hurricanes, earthquakes and floods;

•	acts of war or terrorism, including the consequences of terrorist attacks;

•	adverse changes in national and local economic and real estate conditions;

•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;

•	costs of remediation and liabilities associated with environmental conditions affecting properties; and

•	the potential for uninsured or underinsured property losses.

The value of each property is directly related to its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties.

The actual revenues we receive for each Property may be less than estimated, and we may experience a decline in realized revenues from time to time, which could adversely affect the economic performance of our Common Bits.

Any particular Property we acquire may not achieve the revenues that we anticipate based on its prior performance and local market. Revenues are tied to the rental rate for each Property. As a result, the economic performance of the Common Bits bearing the Bit Designation for that property could be negatively affected. The potential factors leading to reduced revenues include competitive pricing pressure in the local markets of the real estate assets we acquire as well as general economic downturn and the desirability of our properties compared to other properties. Depending on market rental rates at any given time as compared to expiring leases on each Property, from time to time rental rates for expiring leases may be higher than starting rental rates for new leases. If we are unable to obtain sufficient rental rates for each Property, then our ability to generate cash flow growth will be negatively impacted.

We may not be able to rebuild an existing Property to its existing specifications if we experience a substantial or comprehensive loss of a Property.

In the event that we experience a substantial or comprehensive loss of one Property, we may not be able to rebuild that Property to its existing specifications. Further, reconstruction or improvement of the Property would likely require significant upgrades to meet zoning and building code requirements. Environmental and legal restrictions could also restrict the rebuilding of a Property.

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A Property that has significant vacancies could be difficult to sell, which could diminish the return on these properties and the related Bits.

A Property may incur vacancies either by the expiration of tenant leases or the continued default of tenants under their leases. If vacancies continue for a long period of time, we may suffer reduced revenues resulting in less cash available for distribution to our investors. In addition, the resale value of the Property could be diminished because the market value of each Property will depend principally upon the value of the cash flow generated by the leases associated with that Property. Such a reduction in the resale value of a property could also reduce the value of investor interests.

Further, a decline in general economic conditions in the markets in which each Property is located or in the United States generally could lead to an increase in tenant defaults, lower rental rates and less demand for commercial real estate space in those markets. As a result of these trends, we may be more inclined to provide leasing incentives to our tenants in order to compete in a more competitive leasing environment. Such trends may result in reduced revenue and lower resale value of properties, which may reduce your return.

We depend on tenants for our revenue, and lease defaults or terminations could reduce our net income and limit our ability to make distributions to our Bitholders.

The success of each Property materially depends on the financial stability of our tenants. A default or termination by a tenant on its lease payments to us would cause us to lose the revenue associated with such lease and may require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure, if the Property is subject to a mortgage. In the event of a tenant default or bankruptcy, we may experience delays in enforcing our rights as landlord and may incur substantial costs re-leasing the Property. If a tenant defaults on or terminates a lease, we may be unable to lease the Property for the rent previously received or sell the Property without incurring a loss. These events could cause us to reduce the amount of distributions to investors.

To the extent we acquire retail properties, our revenue will be significantly impacted by the success and economic viability of our retail anchor tenants. Our reliance on a single tenant or significant tenants in certain buildings may decrease our ability to lease vacated space and adversely affect the returns on our Bitholders’ investment.

In the retail sector, a tenant occupying all or a large portion of the gross leasable area of a retail center, commonly referred to as an anchor tenant, may become insolvent, may suffer a downturn in business and default on or terminate its lease, or may decide not to renew its lease. Any of these events would result in a reduction or cessation in rental payments to us from that tenant and would adversely affect our financial condition. A lease termination by an anchor tenant could result in lease terminations or reductions in rent by other tenants whose leases may permit cancellation or rent reduction if an anchor tenant’s lease is terminated. In such event, we may be unable to re-lease the vacated space. Similarly, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease and thereby reduce the income generated by that retail center. A lease transfer to a new anchor tenant could also allow other tenants, under the terms of their respective leases, to make reduced rental payments or to terminate their leases. In the event that we are unable to re-lease the vacated space to a new anchor tenant, we may incur additional expenses in order to renovate and subdivide the space to be able to re-lease the space to more than one tenant.

Costs imposed pursuant to governmental laws and regulations may reduce our net income and the cash available for distributions to our investors.

Real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to protection of the environment and human health. We could be subject to liability in the form of fines, penalties or damages for noncompliance with these laws and regulations. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, the remediation of contamination associated with the release or disposal of solid and hazardous materials, the presence of toxic building materials and other health and safety-related concerns. Some of these laws and regulations may impose joint and several liability on the tenants, owners or operators of real property for the costs to investigate or remediate contaminated properties, regardless of fault, whether the contamination occurred prior to purchase, or whether the acts causing the contamination were legal. Activities of our tenants, the condition of properties at the time we buy them, operations in the vicinity of our properties, such as the presence of underground storage tanks, or activities of unrelated third parties may affect our properties. The presence of hazardous substances, or the failure to properly manage or remediate these substances, may hinder our ability to sell, rent or pledge such property as collateral for future borrowings. Any material expenditures, fines, penalties or damages we must pay will reduce our ability to make distributions and may reduce the value of your investment.

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The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property or of paying personal injury or other damage claims could reduce the amounts available for distribution to our investors.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous real property owner or operator may be liable for the cost of removing or remediating hazardous or toxic substances on, under or in such property. These costs could be substantial. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Environmental laws also may impose liens on property or restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures or prevent us from entering into leases with prospective tenants that may be impacted by such laws. Environmental laws provide for sanctions for noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles could be used to impose liability for the release of and exposure to hazardous substances, including asbestos-containing materials and lead-based paint. Third parties may seek recovery from real property owners or operators for personal injury or property damage associated with exposure to released hazardous substances and governments may seek recovery for natural resource damage. The costs of defending against claims of environmental liability, of complying with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury, property damage or natural resource damage claims could reduce the amounts available for distribution to you.

We expect that each Property we acquire will be subject to Phase I environmental assessments at the time they are acquired; however, such assessments may not provide complete environmental histories due, for example, to limited available information about prior operations at the properties or other gaps in information at the time we acquire the property. A Phase I environmental assessment is an initial environmental investigation to identify potential environmental liabilities associated with the current and past uses of a given property. If a Property is found to contain hazardous or toxic substances after our acquisition, the value of the Property could decrease below the amount paid for such asset.

Costs associated with complying with the Americans with Disabilities Act may decrease cash available for distributions.

Each Property we acquire may be subject to the Americans with Disabilities Act of 1990, as amended, or the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Any funds used for ADA compliance will reduce our net income and the amount of cash available for distributions to investors.

Uninsured losses relating to real property or excessively expensive premiums for insurance coverage could reduce our cash flows and the return on our Bitholders’ investment.

There are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Additionally, to the extent we finance the acquisition of a Property, mortgage lenders in some cases insist that commercial property owners purchase coverage against terrorism as a condition for providing mortgage loans. Such insurance policies may not be available at reasonable costs, if at all, which could inhibit our ability to finance or refinance our properties if so required. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We may not have adequate coverage for such losses. If any of our properties incurs a casualty loss that is not fully insured, the value of the assets will be reduced by any such uninsured loss, which may reduce the value of investor interests. In addition, other than any working capital reserve or other reserves we may establish, we have no source of funding to repair or reconstruct any uninsured property. Also, to the extent we must pay unexpectedly large amounts for insurance, we could suffer reduced earnings that would result in lower distributions to investors.

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Risks Related to Our Organization and Structure

Our investors do not elect or vote on our Manager and have limited ability to influence decisions regarding our business.

Our operating agreement provides that the assets, affairs and business of the Company will be managed under the direction of our Manager. Our Bitholders do not elect or vote on our Manager, and, unlike the holders of common shares in a corporation, have only limited voting rights on matters affecting our business, and therefore limited ability to influence decisions regarding our business.

Our Bitholders will have limited voting rights and may be bound by either a majority or supermajority vote.

Generally, holders of our Common Bits will have voting rights only with respect to certain matters, primarily relating to amendments to our operating agreement that would adversely change the rights of the Common Bits, removal of our Manager for “cause,” and the liquidation of the Company. However, holders of our designated classes of Common Bits will not have the right to vote for removal of our Manager and will only have the right to vote relating to amendments to our operating agreement that would adversely change the rights of the Common Bits, the liquidation of the Company, and amendments to the particular Bit Designation. Each outstanding Common Bit, including designated classes of Bits entitles the holder to one vote on any matter on which the Bitholder is entitled to vote. Generally, matters to be voted on by our Bitholders must be approved by a majority of the votes cast by all Common Bits present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a two-thirds vote. If any vote occurs, Bitholders will be bound by the majority or supermajority vote, as applicable, even if the Bitholder did not vote with the majority or supermajority.

Certain provisions of our operating agreement and Delaware law could hinder, delay or prevent a change of control of the Company.

Certain provisions of our operating agreement and Delaware law could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change of control of the Company. These provisions include the following:

•	Authorization of additional Bits, issuances of authorized Bits and classification of Bits without Bitholder approval. Our operating agreement authorizes us to issue additional Bits or other securities of the Company for the consideration and on the terms and conditions established by our Manager without the approval of our Bitholders. In particular, our Manager is authorized to provide for the issuance of an unlimited amount of one or more classes or series of our Bits, including preferred Bits, and to fix the number of Bits, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series. Our ability to issue additional Bits and other securities could render more difficult or discourage an attempt to obtain control over the Company by means of a tender offer, merger or otherwise.

•	Delaware Business Combination Statute—Section 203. Section 203 of the DGCL, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of voting shares. Our Manager may elect to amend our operating agreement at any time to have Section 203 apply to us.

•	Exclusive authority of our Manager to amend our operating agreement. Our operating agreement provides that our Manager has the exclusive power to adopt, alter or repeal any provision of the operating agreement, unless such amendment would adversely change the rights of the Common Bits. Thus, our Bitholders generally may not effect changes to our operating agreement.

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The offering price of our Common Bits was not established on an independent basis; the actual value of the investment may be substantially less than what investors pay. In the future, when determining the estimated value of our Bits, the value of our Bits will be based upon a number of assumptions that may not be accurate or complete.

We established and will establish the offering price of our Common Bits of each class on an arbitrary basis. The selling price of our Bits bears no relationship to our book or asset values or to any other established criteria for valuing Bits. Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that investors would receive upon liquidation. Further, the offering price may be significantly more than the price at which the Bits would trade when traded through the BuildingBits Platform.

In the event secondary sales of our Common Bits occurs on the BuildingBits Platform, the value of our Bits will have not been determined by the Manager and instead be determined by the purchasers and sellers in a bona fide transaction.

Investor interest in the Company will be diluted if we issue additional Bits.

While investor interest in specific classes of Common Bits bearing Bit Designations may not be diluted, when we issue additional Bits of a different class, an investor’s interest in the Company overall will be diluted. Under our operating agreement, we have authority to issue an unlimited number of additional Common Bits or other securities, although, under Regulation A, we are only allowed to sell up to $50,000,000 of our Bits in any 12 month period (although we may raise capital in other ways). In particular, our Manager is authorized, subject to the restrictions of Regulation A and other applicable securities laws, to provide for the issuance of an unlimited amount of one or more classes or series of Bits in the Company, including preferred Bits, and to fix the number of Bits, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series, without Bitholder approval.

By purchasing Bits in this offering, investors are bound by the governing law, jurisdiction, and class action provision contained in our subscription agreement which limits an investor’s ability to bring class action lawsuits or seek remedy on a class basis.

By purchasing Bits in this offering, investors agree to be bound by the governing law and jurisdiction provisions contained in Section 6 of our subscription agreement. Such governing law and jurisdiction provision applies to claims that may be made regarding this offering and, among other things, limits the ability of investors to request trial by jury or seek remedy outside of the State of Oregon.

Further, Section 6 of the subscription agreement restricts the ability of individual investors to bring class action lawsuits or to similarly seek remedy on a class basis, unless otherwise consented to by us. These restrictions on the ability to bring a class action lawsuit is likely to result in increased costs, both in terms of time and money, to individual investors who wish to pursue claims against us.

Risks Related to Employee Benefit Plans and Individual Retirement Accounts

In some cases, if investors fail to meet the fiduciary and other standards under ERISA, the Code or common law as a result of an investment in our Common Bits, investors could be subject to liability for losses as well as civil penalties.

There are special considerations that apply to investing in our Common Bits on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If an investor is making an investment of the assets of any of the entities identified in the prior sentence in our Common Bits, the investor should satisfy itself that:

•	the investment is consistent with your fiduciary obligations under applicable law, including common law, ERISA and the Code;

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•	the investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;

•	the investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;

•	the investment will not impair the liquidity of the trust, plan or IRA;

•	the investment will not produce “unrelated business taxable income” for the plan or IRA;

•	it will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and

•	the investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties, and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in our Common Bits constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

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DILUTION

Dilution means a reduction in value, control, or earnings of the shares the investor owns.

As of the date of this offering circular, Buildings Bits Holdings owns 100% of our outstanding Common Bits. Those Bits do not bear any specific Bit Designation. While investors in this offering will be acquiring Common Bits of the Company, the economic rights of the Bits will be based on the specific Bit Designation.

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PLAN OF DISTRIBUTION AND SELLING SECURITYHOLDERS

Plan of Distribution

We are offering up to $2,111,614 of Class Xfinity-Williamsport.PA Common Bits with a minimum of $649,113, up to $4,541,504 of Class Hollywood12-Portland.OR Common Bits with a minimum of $1,307,409, up to $4,023,631 of Class AT&T-Maplewood.MN Common Bits with a minimum of $1,157569, and up to $3,839,905 of Class Sleep Number-Shenandoah.TX Common Bits with a minimum of $1,103,955 pursuant to this offering circular. This offering circular will be amended from time to time to reflect additional classes of our Common Bits. Our Common Bits being offered hereby will be sold through our efforts and those of our Manager. We intend to use the BuildingBits Platform at www.buildingbits.com in order to inform investors about the availability of our offering. During the course of this offering, we may decide to engage a broker-dealer if doing so would be in our interest. In that event, we will file an offering circular supplement identifying the new broker-dealer arrangements.

We will commence the offering of each class of Common Bits promptly after the date this offering circular or a supplement thereto relating to a specific class of Common Bits is qualified by the Commission by posting each project summary relating to a particular Property as a separate landing page on the BuildingBits Platform. We will be acquiring properties from unaffiliated third-party sellers with which we will be entering into listing agreements with a defined time period during which we will have exclusive rights to acquire the property. The offering of each class of Bits is being conducted on a best efforts basis and will remain open until the earlier of (i) the date the particular class of Bit is fully subscribed, or (ii) the date the particular class of Bit is closed in the discretion of the Manager so long as we have received the minimum required investment for that class of Bit within 12 months of the qualification of this offering circular or termination of our exclusivity period under any listing agreement, whichever comes sooner.

We reserve the right to reject any investor’s subscription in whole or in part for any reason. If the offering terminates or if any prospective investor’s subscription is rejected, all funds received from such investors will be returned without interest or deduction.

Procedure for Subscribing

Investors will be able to subscribe to purchase our Class Xfinity-Williamsport.PA Common Bits, Class Hollywood12-Portland.OR Common Bits, Class AT&T-Maplewood.MN Common Bits, and Class Sleep Number-Shenandoah.TX Common Bits through the BuildingBits Platform at www.buildingbits.com. On the BuildingBits Platform, investors will have access to this offering circular and exhibits filed therewith. To subscribe, investors must create an account on the BuildingBits Platform, execute our subscription agreement, and authorize an ACH transfer of $1000 or greater, which will be deposited in an escrow account.

Escrow of Funds Prior to Closing

Funds contributed by investors will be deposited in an escrow account established by Provident Trust Group, LLC (the “Escrow Agent”). Should we not receive subscriptions for the minimum number of Bits by the date identified above, or not receive the amount due to us in order to acquire the property from the seller by the date identified above, funds will be returned to investors.

The Escrow Agent has not investigated the desirability or advisability of investing in our Common Bits, not has the Escrow Agent approved, endorsed, or passed upon the merits of purchasing our Common Bits.

Record of Ownership

Investors will not receive certificates demonstrating ownership of their Bits. Ownership of our Common Bits will be recorded as book entry securities by Building Bits Properties I, LLC and by Colonial Stock Transfer Company, Inc., our transfer agent.

Investment Considerations of our Purchas and Sale Agreement

We have entered into a Purchase and Sale Agreement with the seller of each Property. The Purchase and Sale Agreement provides that the seller may terminate the Purchase and Sale Agreement if we do not reach certain milestones in the prescribed period of time.

Milestones

Following the inclusion of a Property in a qualified offering statement under Regulation A, we will have thirty calendar days to reach the first funding milestone of the greater of two percent of the purchase price of the property, or six percent of the stated funding goal. Following the attainment and expiration of the first funding milestone, we will have thirty days to achieve the second funding milestone of the greater of twelve percent of the purchase price of the property or thirty-five percent of the stated funding goal.

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Transferability of our Common Bits

Our Common Bits are generally freely transferable by our Bitholders subject to any restrictions imposed by applicable securities laws or regulations, and our operating agreement. To facilitate transferability of our Common Bits, current information about the Company, including periodic financial and business updates will be made available on the BuildingBits Platform. Buyers and sellers of our Common Bits will be able to use messaging functions to communicate regarding bids for the purchase of Common Bits or asks for the sale of Common Bits. Should any buyer and seller come to terms, any transaction must be effected by the buyer and seller through their own efforts. Resales of a class of Common Bits may not occur while an initial offering of that class of Common Bits is ongoing, or prior to the acquisition of the property.

We are currently exploring avenues to assist in the transferability of our Common Bits. We make no guarantee that these efforts will be successful.

Any transfer in violation of the operating agreement will be deemed invalid, null and void, and of no force or effect. Any person to whom our Bits are attempted to be transferred in violation of the operating agreement will not be entitled to vote on matters coming before the Bitholders, receive distributions from the Company or have any other rights in or with respect to our Common Bits. We will not have the ability to reject a transfer of our Common Bits where all applicable transfer requirements, including those imposed under the transfer provisions of our operating agreement, are satisfied.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering. These materials may include information relating to this offering, the past performance of the Company and its affiliates, property brochures, articles and publications concerning real estate, or public advertisements and audio-visual materials, in each case only as authorized by us. In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material. Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to our Common Bits, these materials will not give a complete understanding of this offering, us or our Common Bits and are not to be considered part of this offering circular. This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Common Bits.

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DESCRIPTION OF THE COMPANY’S BUSINESS

Our Company

Building Bits Properties I, LLC is a newly formed, Manager-managed, limited liability company organized in the State of Delaware. The Company will have a perpetual existence and is governed by the terms of our operating agreement. Our Manager is BuildingBits Asset Management, LLC, which is wholly owned by Building Bits Holdings, LLC.

Each property acquired by Building Bits Properties I, LLC will be owned by a wholly-owned subsidiary of Building Bits Properties I, LLC. These subsidiaries will be structured as limited liability companies organized in the State of Delaware (each a “Property LLC”). This structure is standard within the real estate industry to limit the liabilities of each property from the liabilities of other properties ultimately owned by Building Bits Properties I, LLC. This limitation of liability will extend to any financing required for the acquisition of any property as loans will be the liability of each Property LLC.

Investors in this offering have the opportunity to purchase Common Bits of Building Bits Properties I, LLC that are classified based on the acquisition of specific properties. The terms of each class of Bits will be covered in a Bit designation (each a “Bit Designation”) corresponding to special economic rights related to the Property LLC that holds title to the specific property. These special economic rights include the right to receive distributions from the wholly-owned subsidiary that flow upwards to Building Bits Properties I, LLC. Additionally, should we dispose of an asset covered by the Bit Designation, investors will automatically receive their pro rata share of the net proceeds of the disposition. Under the terms of the Bit Designation, the holders of that class of Common Bits will automatically withdraw as members of the Company and the class of Bits will cease to exist.

We do not intend for the Company to have significant operating expenses that would require the payment of expenses by the Company out of the cash flow of the Property LLCs. Each Property LLC will be responsible for covering expenses relating to any real estate broker commission, legal fees for the Property LLC organization and acquisition of property, property audits and appraisals, among other expenses. In the event that the Company incurs operating expenses, the Company will pay those expenses from the distributions received by each Property LLC prior to distributions being made to Bitholders in accordance with Section 5.13 of the Company’s Operating Agreement. We intend to deduct what is necessary to cover the expenses from the revenues on a pro rata basis based upon the value of the underlying property asset for each Property LLC. For example, if the Company has expenses of $1000, and we have three Property LLCs with real estate assets of $1 million, $1 million, and $2 million, that have each made distributions to the Company in the amounts of $1000, $1000, and $2000, respectively, then we would deduct $250, $250, and $500 prior to distributing the remaining funds to Bitholders whose Bit Designation cover those particular Property LLCs. In the event that a Property LLC distributes funds to the Company that are insufficient to cover its pro rata share of expenses, BuildingBits Asset Management, LLC will cover the cost and will be reimbursed out of the funds received from the deficient Property LLC in future periods.

Investors may find out about offerings of the Company, and will be able to acquire our Bits, through the online platform located at www.buildingbits.com (the “BuildingBits Platform”). The BuildingBits Platform is owned and operated by Building Bits Holdings, LLC.

Our Management

Our Manager under our operating agreement is BuildingBits Asset Management, LLC. Decisions are made by Mr. Alexander Aginsky and Mr. Andrei Zverev. Our Manager is entitled to fees as set out below under “Compensation of our Management”. Investors will not have any role in the day-to-day management of the Company or the acquired properties.

Property Selection Criteria

Our Manager will select properties among properties submitted to the Company by real estate brokers and independent property owners. The selection criteria for properties is as follows:

•	Properties must be commercial properties; no single-family residential or low-unit residential (e.g. 1-4 units). Large, multi-unit apartment properties will be considered.

•	Existing properties must be currently income-producing, with multi-year leases in place. Newly constructed properties may be considered even if not yet income-producing.

•	Properties may not be “value-add” properties that require extensive repair or refurbishing.

•	Properties must be financeable by major lenders.

•	Properties must be free of legal disputes, including, but not limited to environmental liability or ongoing litigation.

In addition to selecting properties that we may acquire in its entirety, we may also select opportunities that involve the acquisition of a fractional share of a property. If we acquire a fractional interest in any property, we will require that the seller grant to the Manager the right to manage and control the disposition of the property.

Intent for Distributions

We intend to make distributions to investors of the funds legally available for distribution under the terms of each Bit Designation. Under each Bit Designation, the holders of the Common Bits reflected in the Bit Designation will be entitled to receive distributions when the Company receives distributions from the Property LLC. Distributions will be made on a pro rata basis after fees set out in Section 5.10 of our operating agreement have been deducted, as well as any expenses under Section 5.13. Whether each Property LLC is able to distribute funds to the Company will depend on its current financial situation, including such factors as its generation of revenues greater than expenses, and any capital expenditure requirements. BuildingBits Asset Management, LLC has complete discretion in regards to whether the Property LLC is able to distribute funds to the Company.

Leverage on Properties

In the event we do not reach the maximum offering amount for any particular class of Common Bits, we intend to use debt financing to acquire each Property, with proceeds from the offering accounting for 25% to 100% of the purchase price of the property. Debt financing will be received by each Property LLC and will be non-recourse debt, secured by the property. Except for industry standard “bad boy” carve-outs that would result in the lender having full-recourse to the Property LLC and the Company, we do not intend for the Company to provide a guarantee to any lender that has provided financing to a Property LLC. The “bad-boy” carve-outs include: (i) fraud or intentional misrepresentation by the borrower; (ii) waste occurring to or on the mortgaged property; (iii) gross negligence or criminal acts of the borrower that result in the forfeiture, seizure or loss of any portion of the mortgaged property; (iv) misapplication or misappropriation of rents, insurance proceeds or condemnation awards received by the borrower after the occurrence and during the continuance of an event of default; and (v) any sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment or transfer of the mortgaged property, or any part thereof, without the prior written consent of the lender.

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PROPERTY DESCRIPTION AND USE OF PROCEEDS

WILLIAMSPORT XFINITY PROPERTY

Property Overview

The property we intend to acquire through the proceeds of this offering of our Common Bits bearing the Class Xfinity-Williamsport.PA Bit Designation is a retail building located at 1954 East 3rd Street, Williamsport, Pennsylvania 17701 (the “Williamsport Xfinity Property”). The property is identified by Lycoming County as part of parcel number 26-010-101. The property is newly constructed and is being built to suit as a Xfinity Store. No tenant has previously occupied the space.

Image: Exterior view of property

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Image: Exterior view of property

Building Facts

•	Building Size: 4,500 square feet

•	Lot Size: 0.445 acres

•	Rentable Square Feet: 4,500 square feet

•	Number of Stories: 1

•	Building Class: C

•	Year Built: 2018

•	Parking ratio: 5.1/1000 square feet

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Image: Site plan

Image: Aerial view of building site

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Financial Summary

The following financial summary covers certain material information regarding the Williamsport Xfinity Property. As the building is newly constructed with no tenant history, no financial statements for the property are available.

•	Acquisition Price: $1,980,500

•	Square Footage: 4,500 square feet

•	Price Per Square Foot: $440,11

•	2018 Projected Cap Rate: 6.7% (determined by dividing the Net Operating Income by Acquisition Price)

Tenant Information

The tenant that will occupy the Williamsport Xfinity Property is Comcast of Southeast Pennsylvania, LLC (“Tenant”), a subsidiary of Comcast Corporation operating in the State of Pennsylvania. The Tenant will operate the Williamsport Xfinity Property as an Xfinity Store.

Lease Summary

A summary of the lease terms of the Tenant is provided below:

Lease Execution: September 18, 2017

Rent Commencement Date: The earlier of (1) 120 days after the later of (a) the date the Tenant accepts delivery of the Williamsport Property, or (b) the Tenant receives all local permits to operate; or (2) the date Tenant opens for business.

Lease Expiration: 7 years from the Rent Commencement Date

Renewal Options: Tenant has the option to renew the lease for two additional periods of 5 years each

Period	Monthly Rent	Annual Rent
Years 1 through 7	$11,062.50	$132,750.00
Years 8 through 12 (Renewal option 1)	$12,168.75	$146,025.00
Years 13 through 17 (Renewal option 2)	$13,385,63	$160,627.50

Intended Improvements and Capital Expenditures

The property is newly constructed and is anticipated to not require any improvements or capital expenditures within one year of this offering.

Property Specific Risks

In addition to the risk factors beginning on page 5 of this offering circular, the following risk factors also apply to the identified property:

The current tenant may not renew its lease upon expiration, and suitable replacement tenant may not be found. The lease for the current tenant will expire seven years after the tenant takes possession of the property. The tenant has two options to renew the lease for additional five year periods. If the tenant decides to not renew, we will be required to expend resources to seek out a new tenant for the property. There is no guarantee that a suitable tenant will be found that will enter into long-term leases at rates favorable to the Company.

Economic conditions may alter the desirability of the Williamsport Xfinity Property. As noted below under “Local Market Overview”, the Williamsport, Pennsylvania economy is in recession, which will limit commercial activity in the region. As other properties become vacant, the tenant may seek options other than the Williamsport Property following the end of the seven year lease.

Demographic trends in the Williamsport market are negative, reducing our ability to generate income from the property. From 2011 to 2016 the Williamsport, Pennsylvania Metropolitan Statistical Area population has decreased from approximately 116.7 thousand to 115.2 thousand. At the same time as its unemployment rate has been above the national average. These trends may result in reduced demand for commercial real estate. These events would increase the risk that we would be required to reduce the rental rates on the property, or experience vacancies following the end of the current lease.

Tenant Creditworthiness Assessment

We have not made an independent evaluation of the tenant creditworthiness for this property. The tenant is a subsidiary of a large, publicly traded company that as of February 28, 2018 has been granted an A3 rating by Moody’s.

Local Market Overview

Williamsport is a city in, and the county seat of Lycoming County, Pennsylvania. Williamsport is the principal city in the Williamsport, Pennsylvania Metropolitan Statistical Area that has a population of approximately 115 thousand people.

Williamsport is the birthplace of Little League Baseball. South Williamsport, a nearby town, is the headquarters of Little League Baseball and annually hosts the Little League World Series in late summer.

Summary population and demographic information for the Williamsport, Pennsylvania Metropolitan Statistical Area is as follows:

Demographic Profile	Education
2016 Population: 115.2 thousand	2014 High School Diploma or Higher: 87.8%
2011 Population: 116.7 thousand	2014 Bachelor’s Degree or Higher: 21.4%
Percent Change 2011-2016: -1.3%
Percent Change US 2010-2016: +3.77%	Employment
2014 Median Resident Age: 42.1 years	Williamsport MSA Unemployment Rate: 6.0% (Dec. 2016)
2014 Median Household Income: $45.161	Pennsylvania Unemployment Rate: 5.4% (Dec. 2016)
US Median Age: 37.4 years	US Unemployment Rate: 5.3% (Dec. 2016)

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Exclusivity Period

We have entered into a Purchase and Sale Agreement with the seller of the Williamsport Xfinity Property, Quattro Williamsport, LLC, on April 24, 2018 through which we will have the exclusive right to acquire the property for the stated acquisition price by meeting certain funding milestone events. This procedure is described in greater detail under “Plan of Distribution” and the Purchase and Sale Agreement has been included as an exhibit to this offering circular.

Use of Proceeds

The net proceeds of a fully subscribed offering of our Class Xfinity-Williamsport.PA Common Bits, after total offering expenses will be approximately $2,108,535. The corresponding net proceeds for a minimum offering will be approximately $646,033. We plan to use these proceeds as follows:

	Minimum Offering (25% down-payment) ($649,113)		Mid-Range Offering (35% down-payment) ($847,163)		Maximum Offering (100% down-payment ($2,111,614)
Use	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds
Offering expenses(1)	$3,079.53	0.47%	$3,079.53	0.36%	$3,079.53	0.15%
Acquisition fees(2)	$89,415.00	13.77%	$89,415.00	10.55%	$89,415.00	4.23%
Financing fees	$22,873.25	3.52%	$22,873.25	2.70%	—	—
Cash down payment	$495,125	76.28%	$693,175	81.82%	$1,980,500	93.79%
Any other fees paid to the Manager	—	—	—	—	—	—
Reserves - capital expenses (1% of purchase price)	$19,805.00	3.05%	$19,805	2.34%	$19,805	0.94%
Reserves – taxes and insurance (0.95% of purchase price)	$18,814.75	2.90%	$18,814.75	2.22%	$18,814.75	0.89%

(1)	Offering expenses include anticipated fees due to the selected transfer agent and escrow agent.
(2)	Acquisition fees include expenses incurred by the Manager in connection with the selection and acquisition of the property, including legal, and due diligence costs, along with commission paid to BuildingBits Real Estate Services, LLC.

Ongoing Performance Information

We intend to make available electronically through the BuildingBits Platform regular updates, no less than quarterly, about the operations of the property. These updates will include quarterly unaudited profit and loss statements.

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HOLLYWOOD 12 APARTMENTS PROPERTY

Property Overview

The property we intend to acquire through the proceeds of this offering of our Common Bits bearing the Class Hollywood12-Portland.OR Bit Designation is a large, multi-unit apartment building located at 1728 NW 45th Ave, Portland, OR 92313 (the “Hollywood 12 Apartments Property”). The property is newly constructed and does not yet have any rental history.

Image: Artist rendering

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Image: Anticipated typical floorplan

Building Facts

•	Building Size: 11,720 square feet
•	Lot Size: 0.11 acres
•	Rentable Square Feet: 9,430 square feet
•	Rentable Housing Units: 12
•	Number of Stories: 3 stories with daylight basement
•	Building Class: Class A apartments
•	Year Built: 2018

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Image: Location of property relative to other services and destinations

Financial Summary

The following financial summary covers certain material information regarding the Hollywood 12 Apartments Property. As the building is newly constructed with no tenant history, no financial statements for the property are available.

•	Acquisition Price: $4,370,000
•	Square Footage: 11,720 square feet
•	Price Per Square Foot: $372.87
•	2018 Projected Cap Rate: 5.16% (determined by dividing the Net Operating Income by Acquisition Price)

Tenant Information

When completed, the Hollywood 12 Apartments Property will feature 12 rentable housing units with an average size of 896 square feet. Rents will vary based on the type of unit. We anticipate the single one bedroom unit will rent for $1,295, the nine two bedroom units will rent for $1,995, and the two top-floor two bedroom units will rent for $2,195.

Intended Improvements and Capital Expenditures

The property is newly constructed and is anticipated to not require any improvements or capital expenditures within one year of this offering.

Property Specific Risks

In addition to the risk factors beginning on page 5 of this offering circular, the following risk factors also apply to the identified property:

The property does not currently have any tenants and we may incur an extended period with vacancies. Prior to being able to generate revenue, we will need to lease the units in the building. If we are unable to rent out the units in the near term, we may incur operating losses that will impact future returns to investors if we are required to obtain loan or other bridge financing to cover costs of the property.

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The property will be at the upper end of the apartment rental spectrum. The desired rental rates for the property are at the upper end of the spectrum for its location. As a result, the potential pool of tenants is limited to those able to afford those rental rates.

We will face competitive pressures from other properties. The property’s neighborhood contains several average to excellent apartments that create immediate and direct competition for prospective tenants. We will be in direct competition with those apartment buildings and may experience competitive pressure to reduce our desired rental rates. Additionally, we anticipate additional construction over the next several years that will increase such competitive pressure.

We have no expense history for the property to evaluate. Tenants will not be responsible for paying for, or contributing to the taxes and expenses for maintenance of the property other than payment of monthly rent. After acquisition, that will be our responsibility. Without any previous operating history, we do not have a record of historical expenses incurrent for the maintenance of the property. Operating expenses discussed in the Management Discussion and Analysis below are estimated expenses, and if actual expenses are not in line with our estimates, that will effect actual net income for the property.

We will likely experience annual tenant turnover. As is typical of residential leases, the standard lease term for residents will be for one year. While this allows for us to change rates in response to market conditions, it means that we will likely experience tenant turnover following the expiration of each one-year lease. As a result, we could experience extended periods without the property being fully leased, or would incur expenses marketing the lease availability.

Tenant Creditworthiness Assessment

We have not made an evaluation of the tenant creditworthiness for this property.

Local Market Overview

The economy of the Portland, OR region has experienced sustained growth over the past few years. The region has experienced steady population growth as well, growing from approximately 2.26 million in 2011 to 2.42 million in 2016.

Portland continues to attract new residents with its job growth rates above national averages.

Summary population and demographic information for the Portland-Vancouver-Hillsboro, OR-WA Metropolitan Statistical Area is as follows:

Demographic Profile	Education
2016 Population: 2.417 million	2014 High School Diploma or Higher: 91.0%
2011 Population: 2.260 million	2014 Bachelor’s Degree or Higher: 35.7%
Percent Change 2011-2016: 6.9%
Percent Change US 2010-2016: +3.77%	Employment
2016 Median Household Income: $66,700	Portland-Vancouver-Hillsboro MSA Unemployment Rate: 4.0% (Dec. 2016)
Oregon Unemployment Rate: 4.3% (Dec. 2016)
US Unemployment Rate: 5.3% (Dec. 2016)

While the Portland region has seen significant population growth over the past few years, there has been a corresponding increase in rental housing available. According to YardiMatrix, Portland rent growth exceeded National rent growth from 2014 through the first half of 2017 as new supply came onto the market.

Portland vs. National Rent Growth(1)

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At the same time, median home prices for the Portland area have risen dramatically. This, along with rising interest rates by the Federal Reserve, we believe will result in reduced demand for purchasing homes, helping to maintain growth in the pool of available tenants in multi-unit apartment buildings.

Portland Area Median Home Price(2)

This effect may already be occurring based on the relative stability of rental rates for two-bedroom units compared to one-bedroom units.

Portland Area Rent Trends(3)

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Additional relevant information:

•	Portland Multifamily Rental Vacancy Rate: 5.25% (2017 Q3)(4)
•	Portland Asking Rent Growth: +1.0%, Asking Rent $1,275 (2017 Q3)(4)

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(1)	Source: YardiMatrix, Portland’s Surge: Multifamily Report Winter 2018.

(2)	Source: YardiMatrix, Portland’s Surge: Multifamily Report Winter 2018.

(3)	Source: RentCafe, Portland, OR Rental Market Trends, https://www.rentcafe.com/average-rent-market-trends/us/or/portland/ (last accessed April 20, 2018).

(4)	Source: Fannie Mae, Multifamily Metro Outlook: Portland Winter 2018, https://www.fanniemae.com/content/fact_sheet/multifamily-metro-outlook-quarterly-portland.pdf/ (last accessed April 20, 2018).

Exclusivity Period

We have entered into a Purchase and Sale Agreement with the seller of the Hollywood 12 Apartments Property, The Hollywood 12, LLC, on April 12, 2018. The Purchase and Sale Agreement grants us the exclusive right to acquire the property for the stated acquisition price by meeting certain funding milestone events. This procedure is described in greater detail under “Plan of Distribution” and the Purchase and Sale Agreement has been included as an exhibit to this offering circular.

Use of Proceeds

The net proceeds of a fully subscribed offering of our Class Hollywood12-Portland.OR Common Bits, after total offering expenses will be approximately $4,535,915. The corresponding net proceeds for a minimum offering will be approximately $1,301,820. We plan to use these proceeds as follows:

	Minimum Offering (25% down-payment) ($1,307,409)		Mid-Range Offering (35% down-payment) ($1,744,409)		Maximum Offering (100% down-payment ($4,541,504)
Use	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds
Offering expenses(1)	$5,588.50	0.43%	$5,588.50	0.32%	$5,588.50	0.12%
Acquisition fees(2)	$80,700	6.17%	$80,700	4.63%	$80,700	1.78%
Financing fees	$43,405	3.32%	$43,405	2.49%	—	—
Cash down payment	$1,092,500	83.56%	$1,529,500	87.68%	$4,370,000	96.22%
Any other fees paid to the Manager	—	—	—	—	—	—
Reserves - capital expenses (1% of purchase price)	$43,700	3.34%	$43,700	2.51%	$43,700	0.96%
Reserves – taxes and insurance (0.95% of purchase price)	$41,515	3.18%	$41,515	2.38%	$41,515	0.91%

(1)	Offering expenses include anticipated fees due to the selected transfer agent and escrow agent.
(2)	Acquisition fees include expenses incurred by the Manager in connection with the selection and acquisition of the property, including legal, and due diligence costs, along with commission paid to BuildingBits Real Estate Services, LLC.

Ongoing Performance Information

We intend to make available electronically through the BuildingBits Platform regular updates, no less than quarterly, about the operations of the property. These updates will include quarterly unaudited profit and loss statements.

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MAPLEWOOD AT&T PROPERTY

Property Overview

The property we intend to acquire through the proceeds of this offering of our Common Bits bearing the Class AT&T-Maplewood.MN Bit Designation is a freestanding retail property located within the Maplewood Mall complex at 3070 White Bear Ave., Maplewood, MN 55109 (the “Maplewood AT&T Property”). Maplewood is part of the Minneapolis-St. Paul MSA. The property is newly constructed and the tenant first occupied the location beginning in November 2017.

Image: Maplewood AT&T Site

Building Facts

•	Building Size: 4,305 square feet
•	Lot Size: 0.59 acres
•	Number of Stories: 1
•	Year Built: 2017
•	Parking ratio: 8.4/1000 square feet

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Image: Location of property relative to other services and destinations

Financial Summary

The following financial summary covers certain material information regarding the Maplewood AT&T Property. As the property has been occupied by its first tenant for more than three months and less than nine months, an unaudited income statement for the period ended December 31, 2017 is being provided as well.

•	Acquisition Price: $3,875,000
•	Square Footage: 4,305 square feet
•	Price Per Square Foot: $880
•	2018 Projected Cap Rate: 6.08% (determined by dividing the Net Operating Income by Acquisition Price)

Tenant Information

The tenant currently occupies the Maplewood AT&T Property is New Cingular Wireless PCS, LLC (“Tenant”), a subsidiary of AT&T, Inc. The Tenant took possession of the property in November 2017 and operates Maplewood AT&T Property as an AT&T Store.

Lease Summary

A summary of the lease terms of the Tenant is provided below:

Original Lease Execution: May 19, 2016

Rent Commencement Date: November 1, 2017

Lease Expiration: 10 years from the Rent Commencement Date

Renewal Options: Tenant has the option to renew the lease for two additional periods of 5 years each

Rent Components: Rent is composed of the Fixed Rent and Additional Rent. The Fixed Rent rates are identified below. The Additional Rent includes the Tenant’s proportionate share of taxes, insurance, and operating expenses of the property.

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Fixed Rent
Period	Monthly Rent	Annual Rent
Years 1 through 5	$19,647.92	$236,775.00
Years 6 through 10	$21,704.33	$260,452.50
Years 11 through 15 (Renewal option 1)	$23,874.81	$286,497.75
Years 16 through 20 (Renewal option 2)	$26,262.29	$315,169.05

Intended Improvements and Capital Expenditures

The property is newly constructed and is anticipated to not require any improvements or capital expenditures within one year of this offering.

Property Specific Risks

In addition to the risk factors beginning on page 5 of this offering circular, the following risk factors also apply to the identified property:

The current tenant may not renew its lease upon expiration, and suitable replacement tenant may not be found. The lease for the current tenant will expire in 10 years from November 2017. If the tenant decides to not renew, we will be required to expend resources to seek out a new tenant for the property. There is no guarantee that a suitable tenant will be found that will enter into long-term leases at rates favorable to the Company.

Declining performance of nearly retailers could negatively impact operations of the property. We believe that the location of the property within the Maplewood Mall complex will be favorable to the tenant. However, should anchor tenants within the Maplewood Mall go out of business, or consumers change their purchasing habits, the tenant may decide that it no longer desires to operate at this location and choose to breach the lease agreement, potentially creating increased costs for us to protect our interests under the lease, and maintain the property without tenant contributions.

Tenant Creditworthiness Assessment

We have not made an evaluation of the tenant creditworthiness for this property. The tenant is a subsidiary of a large, publicly traded company that as of October 24, 2016 has been granted an Baa1 rating by Moody’s.

Local Market Overview

Maplewood, MN is sited within the Minneapolis-St. Paul, MN-WI MSA. The region has experienced steady population growth as well, growing from approximately 2.26 million in 2011 to 2.42 million in 2016.

The Minneapolis-St. Paul region continues to attract new residents with its unemployment rate below the national average.

Summary population and demographic information for the Minneapolis-St. Paul, MN-WI Metropolitan Statistical Area is as follows:

Demographic Profile	Education
2016 Population: 3.04 million	2016 High School Diploma or Higher: 93.5%
2011 Population: 2.89 million	2016 Bachelor’s Degree or Higher: 40.6%
Percent Change 2011-2016: 6.7%
Percent Change US 2010-2016: +3.77%	Employment
2016 Median Household Income: $73,231	Minneapolis-St. Paul, MN-WI MSA Unemployment Rate: 3.5% (Dec. 2016)
Oregon Unemployment Rate: 3.9% (Dec. 2016)
US Unemployment Rate: 5.3% (Dec. 2016)

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Along with its growing population, the Minneapolis-St. Paul area, and Maplewood in particular have seen rising asking prices for retail buildings. According to LoopNet, per square foot asking prices for retail buildings in Maplewood, MN have increased from approximately $105 per square foot to $125 per square foot from Q1 2014 to Q2 2016.

Asking Prices for Maplewood Retail for Sale(1)

Rental rates for retail buildings have increased over the same time-period but not to as significant a degree.

Asking Prices for Maplewood Retail For Rent(2)

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(1)	Source: LoopNet

(2)	Source: LoopNet.

Exclusivity Period

We have entered into a Purchase and Sale Agreement with the seller of the Maplewood AT&T Property, Maplewood Partners, LLC, on April 12, 2018. The Purchase and Sale Agreement grants us the exclusive right to acquire the property for the stated acquisition price by meeting certain funding milestone events. This procedure is described in greater detail under “Plan of Distribution” and the Purchase and Sale Agreement has been included as an exhibit to this offering circular.

Use of Proceeds

The net proceeds of a fully subscribed offering of our Class AT&T-Maplewood.MN Common Bits, after total offering expenses will be approximately $4,018,563. The corresponding net proceeds for a minimum offering will be approximately $1,152,500. We plan to use these proceeds as follows:

	Minimum Offering (25% down-payment) ($1,157,569)		Mid-Range Offering (35% down-payment) ($1,545,069)		Maximum Offering (100% down-payment ($4,023,631)
Use	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds
Offering expenses(1)	$5,068.75	0.44%	$5,068.75	0.33%	$5,068.75	0.13%
Acquisition fees(2)	$75,750	6.54%	$75,750	4.90%	$75,750	1.88%
Financing fees	$40,187.50	3.47%	$40,187.50	2.60%	—	—
Cash down payment	$968,750	83.69%	$1,356,250	87.78%	$3,875,000	96.31%
Any other fees paid to the Manager	—	—	—	—	—	—
Reserves - capital expenses (1% of purchase price)	$38,750	3.35%	$38,750	2.51%	$38,750	0.96%
Reserves – taxes and insurance (0.75% of purchase price)	$29,062.50	2.51%	$29,062.50	1.88%	$29,062.50	0.72%

(1)	Offering expenses include anticipated fees due to the selected transfer agent and escrow agent.
(2)	Acquisition fees include expenses incurred by the Manager in connection with the selection and acquisition of the property, including legal, and due diligence costs, along with commission paid to BuildingBits Real Estate Services, LLC.

Ongoing Performance Information

We intend to make available electronically through the BuildingBits Platform regular updates, no less than quarterly, about the operations of the property. These updates will include quarterly unaudited profit and loss statements.

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SHENANDOAH SLEEP NUMBER PROPERTY

Property Overview

The property we intend to acquire through the proceeds of this offering of our Common Bits bearing the Class Sleep Number-Shenandoah.TX Bit Designation is a freestanding retail property located in the Shenandoah/Woodlands area of Montgomery County, Texas at 18440 Interstate 45 S, Shenandoah, TX 77384 (the “Shenandoah Sleep Number Property”). The property is newly constructed and the tenant first occupied the location beginning in March 2018.

Image: Shenandoah Sleep Number Site

Building Facts

•	Building Size: 4,000 square feet
•	Lot Size: 1.02 acres
•	Number of Stories: 1
•	Year Built: 2018
•	Parking ratio: 5.5/1000 square feet

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Image: Location of property relative to other services and destinations

Financial Summary

The following financial summary covers certain material information regarding the Shenandoah Sleep Number Property. As the building is newly constructed with limited tenant history, no financial statements for the property are available.

•	Acquisition Price: $3,700,000
•	Square Footage: 4,000 square feet
•	Price Per Square Foot: $925
•	2018 Projected Cap Rate: 6.00% (determined by dividing the Net Operating Income by Acquisition Price)

Tenant Information

The tenant that will occupy the Shenandoah Sleep Number Property is Select Comfort Retail Corporation D/B/A Sleep Number (“Tenant”), a subsidiary of Sleep Number Corporation. The Tenant will operate the Shenandoah Sleep Number Property as a Sleep Number Store.

Lease Summary

A summary of the lease terms of the Tenant is provided below:

Original Lease Execution: April 10, 2017

Rent Commencement Date: March 20, 2018

Lease Expiration: 10 years from the Rent Commencement Date

Renewal Options: Tenant has the option to renew the lease for two additional periods of 5 years each

Rent Components: Rent is composed of the Minimum Rent and Additional Rent. The Minimum Rent rates are identified below. The Additional Rent includes the Tenant’s proportionate share of common area expenses, taxes, and insurance for the property.

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Minimum Rent
Period	Monthly Rent	Annual Rent
Years 1 through 5	$18,500.00	$222,000.00
Years 6 through 10	$20,350.00	$244,200.00
Years 11 through 15 (Renewal option 1)	$23,353.33	$268,240.00
Years 16 through 20 (Renewal option 2)	$24,626.67	$295,520.00

Intended Improvements and Capital Expenditures

The property is newly constructed and is anticipated to not require any improvements or capital expenditures within one year of this offering.

Property Specific Risks

In addition to the risk factors beginning on page 5 of this offering circular, the following risk factors also apply to the identified property:

The current tenant may not renew its lease upon expiration, and suitable replacement tenant may not be found. The lease for the current tenant will expire in 10 years on March 31, 2028. If the tenant decides to not renew, we will be required to expend resources to seek out a new tenant for the property. There is no guarantee that a suitable tenant will be found that will enter into long-term leases at rates favorable to the Company.

The destination location nature of the property site will create challenges if we are required to fill a tenant vacancy. While the property location is within a commercial area that receives a steady amount of consumer traffic, the particular location is more likely to be a destination location by which consumers have chosen to go to the property. Should the tenant decide that it is no longer desirable to operate at this location and choose to breach the lease agreement, we could experience challenges filling the vacancy. Asserting out rights under the lease may prove costly.

Tenant Creditworthiness Assessment

We have not made an evaluation of the tenant creditworthiness for this property. The tenant is a subsidiary of a large, publicly traded company.

Local Market Overview

Shenandoah, TX is sited within Montgomery County and part of the Houston-The Woodlands-Sugar Land, TX MSA, the fourth most populous MSA in the United States with a population of over 6 million. Montgomery County itself has a population of approximately 556,000. The region has experienced steady population growth as well, growing from approximately 6.05 million in 2011 to 6.77 million in 2016.

The Houston region continues to attract new residents with its median household income above the national average.

Summary population and demographic information for the Houston-The Woodlands-Sugar Land, TX Metropolitan Statistical Area is as follows:

Demographic Profile	Education
2016 Population: 6.77 million	2016 High School Diploma or Higher: 83.3%
2011 Population: 6.05 million	2016 Bachelor’s Degree or Higher: 32.0%
Percent Change 2011-2016: 11.9%
Percent Change US 2010-2016: +3.77%	Employment
2016 Median Household Income: $61,708	Houston-The Woodlands-Sugar Land, TX MSA Unemployment Rate: 5.3% (Dec. 2016)
Texas Unemployment Rate: 4.8% (Dec. 2016)
US Unemployment Rate: 5.3% (Dec. 2016)

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Along with its growing population, the Houston region, and the Montgomery County area in particular have seen rising asking prices for retail buildings. According to LoopNet, per square foot asking prices for retail buildings in Montgomery County have increased from approximately $180 per square foot to $240 per square foot from Q1 2014 to Q2 2016.

Asking Prices for The Woodlands in Montgomery County, TX Retail for Sale(1)

Rental rates for retail buildings have increased over the same time-period but not to as significant a degree.

Asking Prices for The Woodlands in Montgomery County, TX Retail For Rent(2)

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(1)	Source: LoopNet

(2)	Source: LoopNet.

Exclusivity Period

We have entered into a Purchase and Sale Agreement with the seller of the Shenandoah Sleep Number Property, D3 Shenandoah, LLC, on April 27, 2018. The Purchase and Sale Agreement grants us the exclusive right to acquire the property for the stated acquisition price by meeting certain funding milestone events. This procedure is described in greater detail under “Plan of Distribution” and the Purchase and Sale Agreement has been included as an exhibit to this offering circular.

Use of Proceeds

The net proceeds of a fully subscribed offering of our Class Sleep Number-Shenandoah.TX Common Bits, after total offering expenses will be approximately $3,835,050. The corresponding net proceeds for a minimum offering will be approximately $1,099,100. We plan to use these proceeds as follows:

	Minimum Offering (25% down-payment) ($1,103,955)		Mid-Range Offering (35% down-payment) ($1,473,955)		Maximum Offering (100% down-payment ($3,839,905)
Use	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds	Dollar Amount	Percentage of Proceeds
Offering expenses(1)	$4,855	0.44%	$4,855	0.33%	$4,855	0.13%
Acquisition fees(2)	$74,000	6.70%	$74,000	5.02%	$74,000	1.93%
Financing fees	$39,050	3.54%	$39,050	2.65%	—	—
Cash down payment	$925,000	83.79%	$1,295,000	87.86%	$3,700,000	96.36%
Any other fees paid to the Manager	—	—	—	—	—	—
Reserves - capital expenses (1% of purchase price)	$37,000	3.35%	$37,000	2.51%	$37,000	0.96%
Reserves – taxes and insurance (0.65% of purchase price)	$24,050	2.18%	$24,050	1.63%	$24,050	0.63%

(1)	Offering expenses include anticipated fees due to the selected transfer agent and escrow agent.
(2)	Acquisition fees include expenses incurred by the Manager in connection with the selection and acquisition of the property, including legal, and due diligence costs, along with commission paid to BuildingBits Real Estate Services, LLC.

Ongoing Performance Information

We intend to make available electronically through the BuildingBits Platform regular updates, no less than quarterly, about the operations of the property. These updates will include quarterly unaudited profit and loss statements.

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MANAGEMENT

Our Manager

We operate under the direction of our Manager, which is responsible for directing the management of our business and affairs, managing our day-to-day affairs, and implementing our asset acquisition strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require.

Our Manager will select commercial real estate acquisition opportunities, and present those opportunities to investors through amendments or supplements to this offering circular. Following the receipt of sufficient investment capital to acquire whole or fractional interests in properties outright or through the use of debt financing, our Manager will complete the acquisition transaction, whereby title to the Property will be held by a wholly-owned subsidiary of the Company. Our Manager, BuildingBits Asset Management, LLC will then be engaged for the day-to-day management of the acquired Property.

Our Manager performs its duties and responsibilities pursuant to our operating agreement. Our Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Bitholders. Furthermore, we have agreed to limit the liability of our Manager and to indemnify our Manager against certain liabilities.

Responsibilities of our Manager

The responsibilities of our Manager include:

Asset Acquisition and Operations Services

•	Approve and oversee our overall investment strategy, which will consist of elements such as asset selection criteria, diversification strategies, operation of assets, and asset disposition strategies;
•	serve as our investment and financial manager with respect to sourcing, acquiring, financing, servicing, and managing a diversified portfolio of commercial real estate assets;
•	undertake the formation of subsidiary entities to hold title to specific properties;
•	structure the terms and conditions of our acquisitions, sales and joint ventures;
•	enter into leases and service contracts for the properties;
•	approve and oversee our debt financing strategies;
•	approve joint ventures, limited partnerships and other such relationships with third parties;
•	approve any potential liquidity transaction;
•	obtain market research and economic and statistical data in connection with real estate asset acquisition strategies;
•	oversee and conduct the due diligence process related to prospective acquisitions;
•	prepare reports regarding prospective acquisitions that include recommendations and supporting documentation necessary for preparation of any offering statement; and
•	negotiate and execute approved acquisitions and other transactions.

Offering Services

•	Develop this offering, including the determination of the specific terms of each class of Common Bits;
•	prepare and approve all marketing materials to be used by us relating to this offering;
•	negotiate and coordinate the receipt, collection, processing and acceptance of subscription agreements, commissions, and other administrative support functions;
•	create and implement various technology and electronic communications related to this offering; and
•	all other services related to this offering.

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Asset Management Services

•	Investigate, select, and, on our behalf, engage and conduct business with such persons as our Manager deems necessary to the proper performance of its obligations under our operating agreement, including but not limited to consultants, accountants, real estate brokers, lenders, technical managers, attorneys, corporate fiduciaries, escrow agents, depositaries, custodians, agents for collection, insurers, insurance agents, developers, construction companies and any and all persons acting in any other capacity deemed by our Manager necessary or desirable for the performance of any of the services under our operating agreement;
•	monitor applicable markets and obtain reports (which may be prepared by our Manager or its affiliates) where appropriate, concerning the value of our investments;
•	monitor and evaluate the performance of our investments, provide daily management services to us and perform and supervise the various management and operational functions related to our investments;
•	formulate and oversee the implementation of strategies for the administration, promotion, management, operation, maintenance, improvement, financing and refinancing, marketing, leasing and disposition of investments on an overall portfolio basis; and
•	coordinate and manage relationships between us and any joint venture partners.

Accounting and Other Administrative Services

•	Manage and perform the various administrative functions necessary for our day-to-day operations;
•	provide or arrange for administrative services, legal services, office space, office furnishings, personnel and other overhead items necessary and incidental to our business and operations;
•	provide financial and operational planning services and portfolio management functions;
•	maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and returns required to be filed with the SEC and any other regulatory agency, including annual financial statements;
•	maintain all appropriate company books and records;
•	oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;
•	supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
•	provide us with all necessary cash management services;
•	manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Bitholders;
•	evaluate and obtain adequate insurance coverage based upon risk management determinations;
•	provide timely updates related to the overall regulatory environment affecting us, as well as managing compliance with regulatory matters;
•	evaluate our corporate governance structure and appropriate policies and procedures related thereto; and
•	oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Bitholder Services

•	Calculate and determine our distribution policy and authorize distributions from time to time;
•	approve amounts available for redemptions of our Common Bits;
•	manage communications with our Bitholders, including answering phone calls, preparing and sending written and electronic reports and other communications; and
•	establish technology infrastructure to assist in providing Bitholder support and services.

Financing Services

•	Identify and evaluate potential financing and refinancing sources, engaging a third party broker if necessary;
•	negotiate terms of, arrange and execute financing agreements;
•	manage relationships between us and our lenders, if any; and
•	monitor and oversee the service of our debt facilities and other financings, if any.

Disposition Services

•	Evaluate and approve potential asset dispositions, sales or liquidity transactions;
•	hire real estate brokers to facilitate a search for buyers; and
•	structure and negotiate the terms and conditions of transactions pursuant to which our assets may be sold.

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Executive Officers of Building Bits Holdings, LLC

While the Company is managed by BuildingBits Asset Management, LLC, that entity is managed by Building Bits Holdings, LLC, which is ultimately responsible for the management of the Company. As of the date of this offering circular, the executive officers of Building Bits Holdings, LLC and their positions and offices are as follows:

Name	Age	Position
Alexander Aginsky	40	Chief Executive Officer
Andrei Zverev	53	Chief Operating Officer

Alexander Aginsky - Chief Executive Officer

Mr. Alexander Aginsky is a Founder, Principal Shareholder, and Chief Executive Officer of Building Bits Holdings, LLC, and BuildingBits Asset Management, LLC. Mr. Aginsky is a serial entrepreneur, investor, consultant, and seasoned executive with 20 years of experience in private equity, venture capital, and commercial real estate. Prior to founding BuildingBits in 2016, Mr. Aginsky was the Managing Director of Aginsky Capital Group (and affiliated entities, part of Aginsky Group of Companies), a cross-border business advisory and asset management firm focused on helping international investors with selecting quality commercial real estate assets in the U.S., conducting due diligence, negotiating terms, structuring deals, obtaining financing, engaging in real estate brokerage and property management services. Aginsky Companies were first founded in 1997, and for over a decade the firm focused on creating value for its clients through unique cross-border investment strategies, primarily into commercial real estate structures. Mr. Aginsky’s work with global investors has been internationally recognized with regular features in various noteworthy publications like CNBC, Euronews, Reuters, Moscow Times, and many others.

Mr. Aginsky received his B.A. in International Affairs from Lewis and Clark College, earned an MBA degree in International Business Management from Thunderbird, The School of Global Management in 2003, and graduated from Harvard Business School (OPM Program) in 2017.

Andrei Zverev – Chief Operations Officer

Mr. Andrei Zverev is currently serving in the capacity of a Chief Operating Officer. He has served in that position since the inception of the company in 2017. Prior to joining the BuildingBits team, Mr. Zverev worked as a consulting business development director for Plutus Financial, dba ABRA, a blockchain-based payments technology company based in the Silicon Valley from May 2016 until January 2017. Prior to that, Mr. Zverev served as the Managing Director of Pacific Bridge Ventures, LLC, a Seattle real estate investment company since 2014, overseeing the company’s investments focusing on value-added residential properties. Prior to that, Mr. Zverev was President and CEO at Moneta Express Corp, an international payments and electronic funds transfer company headquartered in Seattle, WA from 2004 until July 2015. The company was one of the first to introduce a mobile wallet money transfer platform in the U.S. market.  Mr. Zverev’s prior experience includes working in various senior management positions at payments technology and financial services companies. Additionally, Mr. Zverev has been an advisor for start-ups.

Mr. Zverev received his Master’s Degree in International Relations from the Fletcher School of Law and Diplomacy administered by Tufts and Harvard Universities.

Advisory Relationships

Building Bits Holdings, LLC has entered into a formal advisory relationships with several distinguished scholars and industry experts, including Dr. Richard Swart, a leading crowdfunding industry expert and founding board member of the Crowdfunding Professional Association (CfPA) and the Crowdfunding Intermediary Regulatory Advocates (CIFRA) and a former Berkeley professor. Additionally, the Company has also retained the services of Dr. Frank Cespedes, a Harvard Business School professor, and the former Managing Partner (for 12 years) at the Center for Executive Development, a firm that won awards in the United States and in Europe for its work with Fortune-1000 companies worldwide. Dr. Cespedes has consulted companies in information technology, professional services, retailing, and financial services; and has been a Board member of Evenflo, HALO Industries, GrowthPlay, start-up firms, and the Education for Employment Foundation.

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Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by us. Our Manager will receive a management fee based on the value of the assets under management. This fee is currently set at 1.0% of assets under management, but may be increased to 1.50%. Our Manager will then compensate its employees from that fee and will not have recourse to require additional fees from the Company if the fees do not cover its expenses. Any net revenue received by Building Bits Holdings, LLC as distributions from our Manager will then be available for the expenses of Building Bits Holdings, LLC, including compensation of Mr. Alexander Aginsky and Mr. Andrei Zverev. It is anticipated that Mr. Aginsky and Mr. Zverev will each receive salary compensation of $85,000 per year from Building Bits Holdings, LLC.

Limited Liability and Indemnification of our Manager and Others

Subject to certain limitations, our operating agreement limits the liability of our Manager, its officers and directors, and affiliates, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to our Manager, its officers and directors, and our affiliates.

Our operating agreement provides that to the fullest extent permitted by applicable law our Manager, its officers and directors, and affiliates will not be liable to us. In addition, pursuant to our operating agreement, we have agreed to indemnify our Manager, its officers and directors, and affiliates, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and attorney’s fees and disbursements) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the Manager or one of our Manager’s directors or officers.

The foregoing indemnification provisions do not apply to liability arising under the Securities Act, as, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Term and Removal of the Manager

Our operating agreement provides that our Manager will serve as our manager for an indefinite term, but that our Manager may be removed by us, or may choose to withdraw as manager, under certain circumstances. There are no termination fees payable to the Manager upon withdrawal or removal of our Manager.

Our Bitholders may only remove our Manager at any time with 30 days prior written notice for “cause,” following the affirmative vote of two-thirds of our Bitholders. “Cause” is defined as:

•	our Manager’s continued breach of any material provision of the operating agreement following a period of 30 days after written notice thereof (or 45 days after written notice of such breach if our Manager, under certain circumstances, has taken steps to cure such breach within 30 days of the written notice);

•	the commencement of any proceeding relating to the bankruptcy or insolvency of our Manager, including an order for relief in an involuntary bankruptcy case or our Manager authorizing or filing a voluntary bankruptcy petition;

•	our Manager committing fraud against us, misappropriating or embezzling our funds, or acting, or failing to act, in a manner constituting bad faith, willful misconduct, gross negligence or reckless disregard in the performance of its duties under the operating agreement; provided, however, that if any of these actions is caused by an employee, personnel and/or officer of our Manager or one of its affiliates and our Manager (or such affiliate) takes all necessary and appropriate action against such person and cures the damage caused by such actions within 30 days of our Manager’s actual knowledge of its commission or omission, then our Manager may not be removed; or

•	the dissolution of our Manager.

Unsatisfactory financial performance does not constitute “cause” under the operating agreement.

Our Manager may assign its rights under our operating agreement in its entirety or delegate certain of its duties under the operating agreement to any of its affiliates without the approval of our Bitholders so long as our Manager remains liable for any such affiliate’s performance.

In the event of the removal of our Manager, our Manager will cooperate with us and take all reasonable steps to assist in making an orderly transition of the management function. Our Manager will determine whether any succeeding manager possesses sufficient qualifications to perform the management function.

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COMPENSATION OF OUR MANAGER AND AFFILIATES

Our Manager and its affiliates will receive fees and expense reimbursements for services relating to this offering and the management of our real estate assets. The items of compensation are summarized in the following table.

Form of Compensation and Recipient	Determination of Amount	Estimated Amount

Organization and Offering Stage

Organization and Offering Expenses — Building Bits Holdings, LLC	To date, Building Bits Holdings, LLC has paid organization and offering expenses on our behalf. We will reimburse Building Bits Holdings, LLC for these costs and future organization and offering costs it may incur on our behalf. We expect organization and offering expenses to be approximately $80,000, which is approximately 0.05% of the aggregate gross offering proceeds.	$80,000

Acquisition Stage

Real estate broker commission — Building Bits Real Estate Services, LLC	Building Bits Real Estate Services, LLC will receive compensation for its services as our real estate broker. The compensation will be equal to 1% of the acquisition price.	Actual amounts are dependent upon the specific acquisition price and we are unable to provide an estimate at this time
Reimbursement of Acquisition Expenses — Manager	We will reimburse our Manager for actual expenses incurred in connection with the selection, and acquisition of a real estate asset, whether or not we ultimately acquire the asset.	Actual amounts are dependent upon the specific costs associated with each acquisition and we are unable to provide an estimate at this time.

Operational Stage

Asset Management Fee — Manager	Quarterly asset management fee equal to an annualized rate of 1.0% with the ability to raise that rate to 1.50%, and up to 2.00% upon 30 days notice to Bitholders, which will be based on the Market Value of the Common Bits, which is in turn based on the property value and value determined through secondary transfer of our Common Bits on the BuildingBits Platform. The fee may be raised or lowered at the sole discretion of the manager without Bitholder consent.	Actual amounts are dependent upon the offering proceeds, acquisition of real estate assets, and ongoing valuation; we cannot determine these amounts at the present time.

Other Operating Expenses — Manager

We will reimburse our Manager for out-of-pocket expenses paid to third parties in connection with providing services to us. This does not include the Manager’s overhead, employee costs borne by the Manager, utilities or technology costs.

The expense reimbursements that we will pay to our Manager also include expenses incurred by Building Bits Holdings, LLC in the performance of services for our Manager.

Actual amounts are dependent upon the results of our operations; we cannot determine these amounts at the present time.

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Liquidation/Listing Stage

Asset Disposition Fees – Manager	Up to 2.50% of the gross proceeds from the liquidation of any of our real estate assets.	Actual amounts are dependent upon the price at which we sell or otherwise liquidate our investments; we cannot determine these amounts at the present time.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth the ownership of our Common Bits as of the date of this offering circular for each person or group that holds more than 10% of our Common Bits, for each director and executive officer of our Manager and for the directors and executive officers of our Manager as a group.

	Number of Bits	Percent of
Name of Owner	Beneficially Owned	All Bits
Building Bits Holdings, LLC (1)	25,000	100%
Alexander Aginsky	0	0
Andrei Zverev	0	0

(1)	As of the date of this offering circular, Building Bits Holdings, LLC owns all of our issued and outstanding Common Bits.

The following table sets forth the ownership of Building Bits Holdings, LLC as of the date of this offering circular for each person or group that holds more than 10% of Building Bits Holdings, LLC.

	Number of Units	Percent of
Name of Owner	Beneficially Owned	All Units
Alexander Aginsky	8,282,000	82.82%

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

We are subject to various conflicts of interest arising out of our relationship with our Manager and its affiliates. We discuss these conflicts below.

Our Affiliates’ Interests in Other Building Bits Entities

General

The officers and directors of our Manager are also officers, directors, managers, and/or key professionals of other Building Bits entities, including BuildingBits Asset Management, LLC. These persons have legal obligations with respect to those entities that are similar to their obligations to us. In addition, in the future, these persons and other affiliates of our Manager may organize other real estate-related entities.

Allocation of Acquisition Opportunities

From time to time, our Manager may create new entities that will acquire real estate assets and make public offers of securities under Regulation A. Our Manager will, in its sole discretion determine which entity will be responsible for acquiring a specific asset.

Allocation of Our Affiliates’ Time

We rely on Building Bits Holdings, LLC’s real estate professionals who act on behalf of our Manager, including Mr. Alexander Aginsky, for the day-to-day operation of our business. Mr. Aginsky is also the Chief Executive Officer of Building Bits Holdings, LLC. As a result of his interests in other Building Bits entities, his obligations to other investors and the fact that he engages in and will continue to engage in other business activities on behalf of himself and others, Mr. Aginsky will face conflicts of interest in allocating his time among us, our Manager and other Building Bits entities and other business activities in which he is involved. However, we believe that our Manager and its affiliates have sufficient real estate professionals to fully discharge their responsibilities to the Building Bits entities for which they work.

Duties Owed by Some of Our Affiliates to Our Manager and our Manager’s Affiliates

Our Manager’s officers and directors and the real estate professionals of Building Bits Holdings, LLC performing services on behalf of our Manager are also officers, directors, managers and/or key professionals of:

•	Building Bits Holdings, LLC

•	BuildingBits Asset Management, LLC

•	BuildingBits Real Estate Services, LLC

As a result, they owe duties to each of these entities and their respective members. These duties may from time to time conflict with the duties that they owe to us. Each of BuildingBits Asset Management, LLC, and BuildingBits Real Estate Services, LLC are wholly owned subsidiaries of Building Bits Holdings, LLC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

General

BuildingBits Properties I, LLC (the “Company”) is a newly organized Delaware limited liability company formed to acquire and manage a portfolio of commercial real estate. Each property we acquire must be a property in existence that is currently revenue producing, and have existing leases with tenants. Title to each property will be acquired through a wholly-owned subsidiary of the Company, as is standard in the real estate industry. We will finance the acquisition of each property by the issuance of Common Bits bearing designations that grant economic rights to the profits and losses of the wholly-owned subsidiary holding title to the specific property (the “Property LLC”). As of the date of this offering circular, we have not yet acquired any properties.

BuildingBits Asset Management, LLC is our Manager. As our Manager, it will manage our day-to-day operations and each property that we acquire. Our Manager also has the authority to make all of the decisions regarding which assets we intend to acquire and the creation of classes of our Common Bits to finance each acquisition.

Results of Operations

We were formed on February 24, 2017 and, as of the date of this offering circular, we have not commenced operations. We will not commence any significant operations until we have raised the minimum amount identified for the acquisition of the identified property in this offering circular.

As of December 31, 2017, we incurred expenses of $17,064 categorized as general and administrative expenses related to our activities

Liquidity and Capital Resources

We are dependent on the net proceeds from this offering to acquire the property identified in this offering circular. As of the date of this offering circular, our assets are nominal and we have limited cash on hand. Over the course of 2017, our Manager provided capital contributions to us in order to pay for initial organizational expenses and certain expenses related to this offering. We will be required to obtain the capital required to purchase the identified property and conduct our operations from the sale of our Common Bits through our offering under Regulation A of the Securities Act. For information regarding the anticipated use of proceeds from this offering, see “Property Description and Use of Proceeds”.

From time to time, we intend to update and amend this offering circular to describe additional properties that we intend to acquire with capital obtained through this offering. As of the date of this offering circular, we have not acquired any properties.

We intend to acquire our first four properties in this offering. The minimum amount we would accept for the sale of Class Xfinity-Williamsport.PA Common Bits is $649,113 with a maximum of $2,111,614. The minimum amount we would accept for the sale of Class Hollywood12-Portland.OR Common Bits is $1,307,409 with a maximum of $4,541,504. The minimum amount we would accept for the sale of Class AT&T-Maplewood.MN Common Bits is $1,157,569 with a maximum of $4,023,631. The minimum amount we would accept for the sale of Class Sleep Number-Shenandoah.TX Common Bits is $1,103,955 with a maximum of $3,839,905. Should we raise less than the maximum amount for any class of Bits, we will be required to obtain financing from lenders to acquire the property. If we raise the maximum amount, lender financing will not be required. We have not received any firm commitments for such financing to date. We have had discussions with multiple lenders and believe we will be able to secure any necessary financing in a timely fashion.

In addition to acquiring the identified property, we expect to use our capital resources to make certain payments to our Manager in accordance with our operating agreement. During the organization and offering state, these payments will include reimbursement of certain organization and offering expenses. During the acquisition and operational stages, we expect to make payments to our Manager in connection with the management and servicing of the identified property. For a discussion of the compensation to be paid to our Manager, see “Management Compensation”.

Market Outlook — Real Estate Markets

General Conditions

We believe the current economic climate is conducive to favorable performance of real estate. The economy has come a long way since the Great Recession. In 2009, the unemployment rate spiked up to 10% and the GDP declined by 2.8%. In order to prevent any further damage, the Federal Reserve lowered the key interest rate to nearly zero. Since that time, the U.S. economy has made substantial progress toward the Federal Reserve’s goal of maximum employment and price stability. Enough progress such that in December 2016, the Federal Reserve moved its target federal funds rate up by 25 basis points from essentially zero, where it had stood for seven years.

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The U.S. economy is essentially at full employment, with the overall unemployment rate at 4.1% as of March 2018, and the unemployment rate among college graduates at a remarkably low 2.5% as of January 2017. Looking ahead, we believe the growth in GDP will be limited by the absence of excess capacity in the economy rather than by a lack of demand.

These trends have to be compared against global performance. Foreign direct investment into the U.S. economy hit records levels in 2015, with $200 billion in the last half of 2015 alone. This demand for U.S. investors is due to the exceptional performance of American companies, the appetite to acquire U.S. companies and properties by foreign investors, and the opportunity to shelter assets in a relatively safe economy during times of tremendous global economic uncertainty and political instability.

Commercial Real Estate

We believe that these trends suggest that commercial and multifamily residential properties will continue to do well due to high employment and customer sentiment. Midmarket commercial and industrial properties will continue to offer attractive cap rates. While there may be some contraction in major markets such as Los Angeles, New York, and San Francisco due to overpriced valuations in the tech sector and restrictions on foreign currency transfers from China, this is not likely to spill over to the broader market, which may actually experience a boost from this spillover effect.

The U.S. real estate market has continued its strong and steady recovery post 2008 financial crisis. In the past five years, the industry has posted positive gains each year. As of 2015, the overall real estate market was valued at $43 trillion. Thirty-four percent of this market is commercial real estate (“CRE”) and 66% is residential real estate. The overall market has been growing at a compounded annual growth rate of 8% over the last four years.

As of 2015, there were approximately 3 million CRE buildings, excluding multifamily housing and apartments with an approximate breakdown of 500 thousand office buildings, 970 thousand retail buildings, 620 thousand industrial buildings.

Discussion of Property Specific Performance

Williamsport Xfinity Property

The Williamsport Xfinity Property is a newly constructed single tenant retail building being built to suit as an Xfinity store. The tenant that will occupy the Williamsport Xfinity Property is Comcast of Southeast Pennsylvania, LLC, a subsidiary of Comcast Corporation operating in the State of Pennsylvania. The lease includes a term of seven years with annual rent of $132,750 for those seven years.

Hollywood 12 Apartments Property

The Hollywood 12 Apartments Property is a newly constructed multi-unit apartment building, with 12 units available for rent. The majority of units are two-bedroom units and are priced at the upper-end of rents in the Portland, OR area. As of the date of this offering circular, no tenants have signed lease agreements for units in this building.

Assuming a five percent vacancy rate, we anticipate than the 12-month gross revenues for the Hollywood 12 Apartments Property will be $296,856. We believe that, over a 12-month period, taxes and expenses will be approximately $70,000, with $30,000 being for local real estate taxes.

Maplewood AT&T Property

The Maplewood AT&T Property is a newly constructed single tenant retail building that was first occupied by the tenant in November 2017. The tenant occupying the Maplewood AT&T Property is New Cingular Wireless PCS, LLC, a subsidiary of AT&T, Inc. The lease is for a period of 10 years and includes payment of fixed annual rent for years 1-5 of $236,775 and years 6-10 of $260,453. The tenant will also be responsible for a share of operating expenses, taxes, and insurance payments. An unaudited income statement for the period ended December 31, 2017 has been included for the Maplewood AT&T Property with this offering circular.

Shenandoah Sleep Number Property

The Shenandoah Sleep Number Property is a newly constructed single tenant retail building that was first occupied by the tenant in March 2018. The property was built to suit the tenant, Select Comfort Retail Corporation, a subsidiary of Sleep Number Corporation. The lease is for a period of 10 years and includes payment of fixed annual rent for years 1-5 of $222,000 and years 6-10 of $244,200. The tenant will also be responsible for a share of taxes and insurance payments.

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PRIOR PERFORMANCE SUMMARY

The information presented in this section represents the historical operating results for Building Bits Properties I, LLC, which will be updated from time to time as we amend this offering circular. Investors in our Common Bits should not assume that they will experience returns, if any, comparable to those experienced by investors of other classes of Common Bits.

The returns to our Bitholders will depend in part on which class of Bit is chosen by the investor, and the performance of the underlying real estate property. Investors should not assume the past performance of certain subsidiaries of Building Bits Properties I, LLC will be indicative of our future performance.

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SECURITIES BEING OFFERED

The following descriptions of our Common Bits, certain provisions of Delaware law and certain provisions of our certificate of formation and operating agreement, which will be in effect upon consummation of this offering, are summaries and are qualified by reference to Delaware law, our certificate of formation and our operating agreement, copies of which are filed as exhibits to the offering statement of which this offering circular is a part.

General

We are offering Common Bits of the company that bear specific Bit Designations. In this offering the Bits are designated Class Xfinity-Williamsport.PA Common Bits, Class Hollywood12-Portland.OR Common Bits, Class AT&T-Maplewood.MN Common Bits, and Class Sleep Number-Shenandoah.TX Common Bits. We have authorized the issuance of up to 2,121,116 Bits, 4,680,270 Bits, 4,150,125 Bits, and 3,962,700 Bits bearing these respective designations. These Bits receive special economic rights related to the Williamsport Xfinity Property, the Hollywood 12 Apartments Property, the Maplewood AT&T Property, or the Shenandoah Sleep Number Property. Title to each property will be held by to-be-formed wholly-owned subsidiaries of the Company (each a “Property LLC”). These special economic rights include the right to receive distributions from the Company based on the revenues received from the respective Property LLC, as well as the right to receive a pro rata share of the net proceeds as a result of the sale of the property, or change of control of the respective Property LLC.

Distributions

These Bits will receive distributions on a quarterly basis out of the available cash of the Company, subject to the terms of the operating agreement, the respective Bit Designation, and Delaware law. The Manager has the authority to increase the frequency of any distributions to a monthly basis. Bitholders will receive any distributions based on their percent ownership of each class of Common Bit.

Title to each Property is held by a single purpose property owning entity, the Property LLCs. Available cash is determined by the revenues received by respective Property LLC, minus all expenses and fees and amounts saved by the respective Property LLC for contingencies. The decision to save funds for future contingencies is a determination made in the sole discretion of the respective Property LLC manager, which is the Manager of the Company. Any profits or losses of the respective Property LLC then available for distribution are issued to the Company, which is then entitled to its asset management fee, currently set at 1% of the value of the asset under management. Additional amounts may be withheld to satisfy any current expenses of the Company in accordance with Section 5.13 of the Company’s Operating Agreement. We note that we do not anticipate significant expenses at the Company level, as the majority of expenses will be borne by each Property LLC for the acquisition, maintenance, and disposal of properties. The remaining cash received by the Company from the respective Property LLC will be distributed to Bitholders whose Bit Designation covers that respective Property LLC.

We intend to undertake annual audits of the Company and each Property LLC. Should there be a determination that the distribution amounts were in error, we will reconcile the distributions with the annual audits.

Voting Rights

Generally, holders of our Common Bits will have voting rights only with respect to certain matters, as described below. However, holders of our designated Common Bits will not have the right to vote for removal of our Manager and will only have the right to vote relating to amendments to our operating agreement that would adversely change the rights of the Common Bits, the liquidation of the Company, and amendments to the respective Bit Designation of the Bitholder. Each outstanding Common Bit, including designated classes of Bits entitles the holder to one vote on any matter on which the Bitholder is entitled to vote. Generally, matters to be voted on by our Bitholders must be approved by a majority of the votes cast by all Common Bits present in person or represented by proxy, although the vote to remove the Manager for “cause” requires a two-thirds vote. If any vote occurs, Bitholders will be bound by the majority or supermajority vote, as applicable, even if the Bitholder did not vote with the majority or supermajority.

The following circumstances will require the approval of all Bitholders representing a majority or supermajority, as the case may be, of the Common Bits:

•	any amendment to our operating agreement that would adversely change the rights of the Common Bits (majority of Bitholders of the affected class by value of interest); and

•	removal of our Manager as the manager of the Company for “cause” (two-thirds of Bitholders by value of interest), however, holders of designated Common Bits will not have the right to vote for removal of out Manager

The following circumstance will require the approval of the Manager and the holders of the designated Common Bits:

•	any amendment to the Bit Designation of the respective class of Common Bits (majority of holders of the respective class of Common Bits by value of interest).

Preferred Bits

Section 215(e) of the Delaware LLC Act also specifically authorizes the creation of ownership interests of different classes of limited liability company interests, having such relative rights, powers and duties as the limited liability company agreement may provide, and may make provision for the future creation in the manner provided in the limited liability company agreement of additional classes of membership interests. In accordance with this provision, our operating agreement provides that our Manager is authorized to provide for the issuance from time to time of an unlimited amount of one or more classes or series of preferred Bits of limited liability company interests (“preferred Bits”). Unless otherwise required by law or by any stock exchange, if applicable, any such authorized preferred Bits will be available for issuance without further action by our Common Bitholders. Our Manager is authorized to fix the number of preferred Bits, the relative powers, preferences and rights, and the qualifications, limitations or restrictions applicable to each class or series thereof by resolution authorizing the issuance of such class or series and without Bitholder approval. As of the date of this offering circular, no preferred Bits are outstanding and we have no current plans to issue any preferred Bits.

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We could issue a class or series of preferred Bits that could, depending on the terms of the class or series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Common Bits might believe to be in their best interests or in which holders of Common Bits might receive a premium for their Common Bits.

Reports to Bitholders

Our operating agreement requires that we prepare an annual report and deliver it to our Bitholders within 120 days after the end of each fiscal year. Our Manager is required to take reasonable steps to ensure that the annual report complies with our operating agreement provisions and with applicable securities laws.

Additionally, we intend to make available, no less than monthly, updates about the operations of the property. These updates will include monthly unaudited income statements, as well as information regarding lease payments and property related expenses.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events, such as the creation of additional classes of Common Bits bearing designations for other real estate assets. We will file amended offering circulars and offering circular supplements with the SEC. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A, and accordingly, we will file annual reports, semi-annual reports and other information with the SEC. In addition, we will provide investors directly with periodic updates, including offering circulars, offering circular supplements, quarterly information statements and other information.

We will provide the above identified periodic updates electronically through the BuildingBits Platform website at www.buildingbits.com, and documents will be provided electronically.

Distribution Upon Disposition of the Property LLC Asset

Under the terms of the Bit Designation, upon the occurrence of a “Change of Control Event,” defined as (1) the election to dissolve the respective Property LLC to which the Bit Designation relates, (2) the sale, exchange, or other disposition of all or substantially all of the assets and properties of the respective Property LLC, or (3) the entry of a decree of judicial dissolution of the respective Property LLC, each investor holding the Bit Designation for that Property LLC will receive a cash sum equal to the investor’s pro rata share of the net proceeds received by the Company, after deduction of the disposition fee to BuildingBits Asset Management, LLC as a result of the Change of Control Event.

In conjunction with receiving this Change of Control distribution, those Bitholders will be withdrawn as members of the Company and their class of Common Bits will cease to exist.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS

Taxation of the Company

We intend to elect to be taxed as a partnership under the Code. As a partnership, we will not be subject to federal income tax, however each investor will be subject to federal income tax on the investor’s share of the profits and losses of the company. Profits may be recognized even in the event that no cash distribution is made. Each investor will receive a Schedule K-1 identifying their share of income, deductions, credits, losses, etc. of the company.

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ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is a broad statutory framework that governs most U.S. retirement and other U.S. employee benefit plans. ERISA and the rules and regulations of the Department of Labor (the “DOL”) under ERISA contain provisions that should be considered by fiduciaries of employee benefit plans subject to the provisions of Title I of ERISA (“ERISA Plans”) and their legal advisors. In particular, a fiduciary of an ERISA Plan should consider whether an investment in our Common Bits (or, in the case of a participant-directed defined contribution plan (a “Participant-Directed Plan”), making our Common Bits available for investment under the Participant-Directed Plan) satisfies the requirements set forth in Part 4 of Title I of ERISA, including the requirements that (1) the investment satisfy the prudence and diversification standards of ERISA, (2) the investment be in the best interests of the participants and beneficiaries of the ERISA Plan, (3) the investment be permissible under the terms of the ERISA Plan’s investment policies and governing instruments and (4) the investment does not give rise to a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

In determining whether an investment in our Common Bits (or making our Bits available as an investment option under a Participant-Directed Plan) is prudent for ERISA purposes, a fiduciary of an ERISA Plan should consider all relevant facts and circumstances including, without limitation, possible limitations on the transferability of our Common Bits, whether the investment provides sufficient liquidity in light of the foreseeable needs of the ERISA Plan (or the participant account in a Participant-Directed Plan), and whether the investment is reasonably designed, as part of the ERISA Plan’s portfolio, to further the ERISA Plan’s purposes, taking into consideration the risk of loss and the opportunity for gain (or other return) associated with the investment. It should be noted that neither our Manager nor any of its affiliates has any responsibility for developing any overall investment strategy for any ERISA Plan (or the participant account in a Participant-Directed Plan) or for advising any ERISA Plan (or participant in a Participant-Directed Plan) as to the advisability or prudence of an investment in us. Rather, it is the obligation of the appropriate fiduciary for each ERISA Plan (or participant in a Participant-Directed Plan) to consider whether an investment in our Common Bits by the ERISA Plan (or making such Bits available for investment under a Participant-Directed Plan in which event it is the obligation of the participant to consider whether an investment in our Common Bits is advisable), when judged in light of the overall portfolio of the ERISA Plan, will meet the prudence, diversification and other applicable requirements of ERISA.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan, as well as those plans that are not subject to ERISA but that are subject to Section 4975 of the Code, such as individual retirement accounts (“IRAs”) and non-ERISA Keogh plans (collectively with ERISA Plans, “Plans”), and certain persons (referred to as “parties in interest” for purposes of ERISA or “disqualified persons” for purposes of the Code) having certain relationships to Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to non-deductible excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded. In addition, a fiduciary who causes an ERISA Plan to engage in a non-exempt prohibited transaction may be personally liable for any resultant loss incurred by the ERISA Plan and may be subject to other potential remedies.

A Plan that proposes to invest in our Common Bits (or to make our Bits available for investment under a Participant-Directed Plan) may already maintain a relationship with our Manager or one or more of its affiliates, as a result of which our Manager or such affiliate may be a “party in interest” under ERISA or a “disqualified person” under the Code, with respect to such Plan (e.g., if our Manager or such affiliate provides investment management, investment advisory or other services to that Plan). ERISA (and the Code) prohibits plan assets from being used for the benefit of a party in interest (or disqualified person). This prohibition is not triggered by “incidental” benefits to a party in interest (or disqualified person) that result from a transaction involving the Plan that is motivated solely by the interests of the Plan. ERISA (and the Code) also prohibits a fiduciary from using its position to cause the Plan to make an investment from which the fiduciary, its affiliates or certain parties in which it has an interest would receive a fee or other consideration or benefit. In this circumstance, Plans that propose to invest in our Common Bits should consult with their counsel to determine whether an investment in our Common Bits would result in a transaction that is prohibited by ERISA or Section 4975 of the Code.

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If our assets were considered to be assets of a Plan (referred to herein as “Plan Assets”), our management might be deemed to be fiduciaries of the investing Plan. In this event, the operation of the company could become subject to the restrictions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and/or the prohibited transaction rules of Section 4975 of the Code.

The DOL has promulgated a final regulation under ERISA, 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA, the “Plan Assets Regulation”), that provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute Plan Assets for purposes of applying the fiduciary requirements of Title I of ERISA (including the prohibited transaction rules of Section 406 of ERISA) and the prohibited transaction provisions of Code Section 4975.

Under the Plan Assets Regulation, the assets of an entity in which a Plan or IRA makes an equity investment will generally be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;

•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;

•	in an “operating company” which includes “venture capital operating companies” and “real estate operating companies;” or

•	in which equity participation by “benefit plan investors” is not significant.

The Bit will constitute an “equity interest” for purposes of the Plan Assets Regulation, and the Bits may not constitute “publicly offered securities” for purposes of the Plan Assets Regulation. In addition, the Bits will not be issued by a registered investment company.

The 25% Limit

Under the Plan Assets Regulation, and assuming no other exemption applies, an entity’s assets would be deemed to include “plan assets” subject to ERISA on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by “benefit plan investors” (the “25% Limit”). For purposes of this determination, the value of equity interests held by a person (other than a benefit plan investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee with respect to such assets (or any affiliate of such a person) is disregarded. The term “benefit plan investor” is defined in the Plan Assets Regulation as (a) any employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan that is subject to Section 4975 of the Code and (c) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (to the extent of such plan’s investment in the entity). Thus, while our assets would not be considered to be “plan assets” for purposes of ERISA so long as the 25% Limit is not exceeded. Our operating agreement provides that if benefit plan investors exceed the 25% Limit, we may redeem their interests at a price equal to the then current Market Price per Bit. We intend to rely on this aspect of the Plan Assets Regulation.

Operating Companies

Under the Plan Assets Regulation, an entity is an “operating company” if it is primarily engaged, directly or through a majority-owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. In addition, the Plan Assets Regulation provides that the term operating company includes an entity qualifying as a real estate operating company (“REOC”) or a venture capital operating company (“VCOC”). An entity is a REOC if: (i) on its “initial valuation date and on at least one day within each annual valuation period,” at least 50% of the entity’s assets, valued at cost (other than short-term investments pending long-term commitment or distribution to investors) are invested in real estate that is managed or developed and with respect to which such entity has the right to substantially participate directly in management or development activities; and (ii) such entity in the ordinary course of its business is engaged directly in the management and development of real estate during the 12-month period. The “initial valuation date” is the date on which an entity first makes an investment that is not a short-term investment of funds pending long-term commitment. An entity’s “annual valuation period” is a pre-established period not exceeding 90 days in duration, which begins no later than the anniversary of the entity’s initial valuation date. Certain examples in the Plan Assets Regulation clarify that the management and development activities of an entity looking to qualify as a REOC may be carried out by independent contractors (including, in the case of a partnership, affiliates of the general partner) under the supervision of the entity. An entity will qualify as a VCOC if (i) on its initial valuation date and on at least one day during each annual valuation period, at least 50% of the entity’s assets, valued at cost, consist of “venture capital investments,” and (ii) the entity, in the ordinary course of business, actually exercises management rights with respect to one or more of its venture capital investments. The Plan Assets Regulation defines the term “venture capital investments” as investments in an operating company (other than a VCOC) with respect to which the investor obtains management rights.

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If the 25% Limit is exceeded and we do not exercise our right to redeem benefit plan investors as described above, we may try to operate in a manner that will enable us to qualify as a VCOC or a REOC or to meet such other exception as may be available to prevent our assets from being treated as assets of any investing Plan for purposes of the Plan Assets Regulation. Accordingly, we believe, on the basis of the Plan Assets Regulation, that our underlying assets should not constitute “plan assets” for purposes of ERISA. However, no assurance can be given that this will be the case.

If our assets are deemed to constitute “plan assets” under ERISA, certain of the transactions in which we might normally engage could constitute a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code. In such circumstances, in our sole discretion, we may void or undo any such prohibited transaction, and we may require each investor that is a “benefit plan investor” to redeem their shares upon terms that we consider appropriate.

Prospective investors that are subject to the provisions of Title I of ERISA and/or Code Section 4975 should consult with their counsel and advisors as to the provisions of Title I of ERISA and/or Code Section 4975 relevant to an investment in our Common Bits.

As discussed above, although IRAs and non-ERISA Keogh plans are not subject to ERISA, they are subject to the provisions of Section 4975 of the Code, prohibiting transactions with “disqualified persons” and investments and transactions involving fiduciary conflicts. A prohibited transaction or conflict of interest could arise if the fiduciary making the decision to invest has a personal interest in or affiliation with the Company or any of its respective affiliates. In the case of an IRA, a prohibited transaction or conflict of interest that involves the beneficiary of the IRA could result in disqualification of the IRA. A fiduciary for an IRA who has any personal interest in or affiliation with the Company or any of its respective affiliates, should consult with his or her tax and legal advisors regarding the impact such interest may have on an investment in our shares with assets of the IRA.

Bits sold by us may be purchased or owned by investors who are investing Plan assets. Our acceptance of an investment by a Plan should not be considered to be a determination or representation by us or any of our respective affiliates that such an investment is appropriate for a Plan. In consultation with its advisors, each prospective Plan investor should carefully consider whether an investment in the Company is appropriate for, and permissible under, the terms of the Plan’s governing documents.

Governmental plans, foreign plans and most church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Code Section 4975, may nevertheless be subject to local, foreign, state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel and advisors before deciding to invest in our Common Bits.

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FINANCIAL STATEMENTS

The balance sheet of Building Bits Properties I, LLC as of December 31, 2017, and related statements of operations, changes in Member’s equity, and cash flows for the period from inception to December 31, 2017, and the related notes to the financial statements have been included in this offering circular with the Independent Auditors’ Report of dbbmckennon, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

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BUILDING BITS PROPERTIES I, LLC

FINANCIAL STATEMENTS

DECEMBER 31, 2017

Together with

Independent Auditors’ Report

59

Building Bits Properties I, LLC

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INDEPENDENT AUDITORS’ REPORT

March 12, 2018

The Management and Members

Building Bits Properties I, LLC

We have audited the accompanying balance sheet of Building Bits Properties I, LLC (the “Company”) as of December 31, 2017, the related statements of operations, member’s equity, and cash flows for the period from February 24, 2017 (“Inception”) through December 31, 2017, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that are free from material misstatement whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Accountant’s Conclusion

In our opinion, the financial statements present fairly, in all material respects, the financial position of Building Bits Properties I, LLC as of December 31, 2017, and the results of its operations and its cash flows for the period from Inception through December 31, 2017, in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 2 to the financial statements, the Company was recently formed and requires additional capital to fund operations and acquisitions of properties. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with respect to these factors are also described on Note 2. The Company’s financial statements do not include any adjustments that might result from the outcome of these uncertainties should the Company be unable to continue as a going concern. Our conclusion is not modified with respect to that matter.

/s/ dbbmckennon

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BUILDING BITS PROPERTIES I, LLC

BALANCE SHEET

 AS OF DECEMBER 31, 2017

Assets
Current assets-
Cash	$7,936
Total assets	$7,936

Liabilities and Member's Equity
Current liabilities-
Accounts payable	$-
Total current liabilities	-

Commitments and contingencies (Note 3)	-

Member's equity:
Common bits, 25,000 issued and outstanding	25,000
Accumulated deficit	(17,064)
Total member's equity	7,936
Total liabilities and member's equity	$7,936

See accompanying notes to the financial statements

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BUILDING BITS PROPERTIES I, LLC

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM FEBRUARY 24, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

Revenues	$-

Operating expenses-
General and administrative	17,064
Total operating expenses	17,064

Net loss	$(17,064)

Common bits outstanding	25,000

Net loss per common bit	$(0.68)

See accompanying notes to the financial statements

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BUILDING BITS PROPERTIES I, LLC

STATEMENT OF MEMBER’S EQUITY

FOR THE PERIOD FROM FEBRUARY 24, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

	Common Bits		Accumulated	Total Member's
	Bits	Amount	Deficit	Equity
Inception	-	-	-	-
Bits issued for cash to affiliate	25,000	25,000	-	25,000
Net loss	-	-	(17,064)	(17,064)
December 31, 2017	25,000	$25,000	$(17,064)	$7,936

See accompanying notes to the financial statements

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BUILDING BITS PROPERTIES I, LLC

STATEMENT OF CASH FLOW

FOR THE PERIOD FROM FEBRUARY 24, 2017 (INCEPTION)

THROUGH DECEMBER 31, 2017

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(17,064)
Net cash used in operating activities	(17,064)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of bits	25,000
Net cash provided by financing activities	25,000

Increase in cash and cash equivalents	7,936
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$7,936

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-

See accompanying notes to the financial statements

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

Building Bits Properties I, LLC (which may be referred to as the "Company", "we," "us," or "our") was formed on February 24, 2017 (“Inception”) in the State of Delaware.  The Company’s headquarters are located in Portland, Oregon. The Company was formed to raise up to $50 million under Regulation A Plus from a wide range of individual and institutional investors, with a primary focus on individual non-accredited investor, to acquire commercial real estate. The fundraising activity will be primarily done through “BuildingBits” online platform where investors will be able to choose individual properties to invest in.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Going Concern and Management’s Plans

We will rely heavily on financing from the parent company, Building Bits Holdings LLC (“BB Holdings” or the “Manager”), for working capital and have only recently commenced operations. The Company requires additional capital to commence operations. These above matters raise substantial doubt about the Company's ability to continue as a going concern.  During the next 12 months, the Company intends to fund its operations from the financing received from the Manager and from its portion of the commercial lease income generated by the properties owned by the Company through its investments. There are no assurances that management will be able to raise capital on terms acceptable to the Company.  If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. The financial statements do not include any adjustments that might result from these uncertainties.

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“US GAAP”). The Company’s financial statements will ultimately be presented on a non-classified balance sheet since the Company’s primary operating assets and liabilities will be non-current.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, and the reported amount of revenues and expenses during the reporting period. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants as of the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability.

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

There are three levels of inputs that may be used to measure fair value:

Level 1	- Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	- Include other inputs that are directly or indirectly observable in the marketplace.

Level 3	- Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Fair-value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2017. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair values for these items were assumed to approximate carrying values because of their short term in nature or they are payable on demand.

Risks and Uncertainties

The Company has a limited operating history and has not generated revenue intended operations.  The Company's business and operations are sensitive to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. A host of factors beyond the Company's control could cause fluctuations in these conditions, including but not limited to: its ability to raise sufficient funds from investors to acquire commercial real estate, the availability of suitable real estate properties to acquire, and changes to Regulation A Plus. Adverse developments in these general business and economic conditions could have a material adverse effect on the Company's financial condition and the results of its operations.

Cash and Cash Equivalents

For purpose of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful life. Leasehold improvements are depreciated over shorter of the useful life or lease life. Maintenance and repairs are charged to operations as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations.

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

Real Estate Held for Investment

Real estate assets are stated at the lower of depreciated cost or fair value, if deemed impaired. Major replacements and betterments are capitalized and depreciated over their estimated useful lives. Depreciation is computed on a straight-line basis over the useful lives of the properties (buildings and improvements—ten (10) to 40 years; furniture, fixtures and equipment—five (5) to ten (10) years. We continually evaluate the recoverability of the carrying value of its real estate assets using the methodology prescribed in ASC Topic 360, “Property, Plant and Equipment,” Factors considered by management in evaluating impairment of its existing real estate assets held for investment include significant declines in property operating profits, annually recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Under ASC Topic 360, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of an asset (both the annual estimated cash flow from future operations and the estimated cash flow from the theoretical sale of the asset) over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. If any real estate asset held for investment is considered impaired, a loss is provided to reduce the carrying value of the asset to its estimated fair value.

Real Estate Held for Sale

We will periodically classify real estate assets as held for sale. An asset is classified as held for sale after the approval of the Company’s board of directors and after an active program to sell the asset has commenced. Upon the classification of a real estate asset as held for sale, the carrying value of the asset is reduced to the lower of its net book value or its estimated fair value, less costs to sell the asset. Subsequent to the classification of assets as held for sale, no further depreciation expense is recorded. Real estate assets held for sale will be stated separately on the balance sheet. Upon a decision to no longer market as an asset for sale, the asset is classified as an operating asset and depreciation expense is reinstated. A gain or loss on the sale of a property will be recorded in the statement of operations.

Cost Capitalization

A variety of costs are incurred in the acquisition and development of properties such as costs of acquiring a property development costs, construction costs, interest costs, real estate taxes, salaries and related costs and other costs incurred during the period of development. After determination is made to capitalize a cost, it is allocated to the specific component of a project that is benefited. Determination of when a development project is substantially complete and capitalization must cease involves a degree of judgment. Our capitalization policy on development properties is guided by ASC Topic 835-20 “Interest – Capitalization of Interest” and ASC Topic 970 “Real Estate - General”. We cease capitalization on costs upon completion.

Revenue Recognition

The Company will recognize revenues when (a) pervasive evidence that an agreement exists, (b) the product or service has been delivered, (c) the prices are fixed and determinable and not subject to refund or adjustment, and (d) collection of the amounts due are reasonably assured.

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

Income Taxes

The Company is taxed as a Limited Liability Company (LLC). Under these provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the shareholders are liable for individual federal and state income taxes on their respective shares of the Company’s taxable income. The Company will pay state income taxes at reduced rates. The Company has yet to file a tax return and thus there are no open periods for review. In addition, the Company doesn’t have any open tax examinations.

Basic and Diluted Earnings (Loss) per Bit

The Company follows ASC 260, Earnings Per Share, to account for earnings (loss) per bit. Basic per bit (“EPS”) calculations are determined by dividing net loss by the weighted average number of common bits outstanding during the period. Diluted earnings per bit calculations are determined by dividing net income by the weighted average number of common bits and dilutive common bit equivalents outstanding. During periods when common bit equivalents, if any, are anti-dilutive, they are not considered in the computation. As of December 31, 2017, there were 25,000 common bits outstanding.

Concentration of Credit Risk

The Company maintains its cash with a bank, which is located in the United States of America and which it believes to be creditworthy.  Balances are insured by the Federal Deposit Insurance Corporation up to $250,000.  At times, the Company may maintain balances in excess of the federally insured limits.

Offering Costs

The Company will capitalize costs related to its offering under Regulation A Plus and will offset the proceeds from the sale of bits in equity. In the event the offering is unsuccessful, such costs will be expensed. During the period, the Company expensed $9,000 incurred from Sageworks Capital, LLC (“Sageworks”) – see Note 3.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issues Accounting Standard Updates (“ASU”) to amend the authoritative literature in ASC. There have been a number of ASUs to date that amend the original text of ASC. The Company believes those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to the Company or (iv) are not expected to have a significant impact on the Company.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with, and does not know of any pending or threatening litigation against the Company.

On May 30, 2017, the Company entered into an agreement with Sageworks, a registered broker-dealer. BB Holdings, LLC holds a minority equity stake in Sageworks of approximately 5%. The Company paid Sageworks $9,000 during the period. This agreement was terminated and the costs were expensed.

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 – MEMBER’S EQUITY

LLC Units

As of December 31, 2017, the Company has authorized and issued 25,000 Common Bits to its initial member, BB Holdings for cash of $25,000. The Manager is authorized to create and issue new classes of Bits as necessary without amendment to the Company’s operating agreement. New classes of Bits may be issued with specific rights identified in Bit designations related to those Bits.

Profits and losses shall be allocated to holders of Common Bits in proportion to their respective ownership of issued Bits.

The Manager or its Affiliates shall be entitled to receive the following fees:

(a)          Asset Management Fee equal to an annualized rate of up to 1.50% of the Company’s net asset value (“NAV”) at the end of each prior month. Additionally, following 30-days notice to members, the Manager may increase its asset management fee to an annualized rate of up to 2.00%.

(b)          Disposition Fees. Disposition fee of up to 2.50% of the gross proceeds from the liquidation of any of the Company’s equity investments in real estate.

The Manager or its affiliates, in their sole discretion may defer or waive any fee payable to it under this Agreement.  All or any portion of any deferred fees will be deferred without interest and paid when the Manager determines.

Reimbursement of Expenses. The Company shall pay or reimburse the Manager and its Affiliates for the following:

(a)          Formation Expenses. All third-party charges and out-of-pocket costs and expenses (collectively, “Formation Expenses”) incurred by the Company, the Manager and its Affiliates in connection with the formation of the Company, the offering of Bits, and the admission of investors in the Company. Reimbursement payments shall not exceed 0.50% of the aggregate gross proceeds from an Offering.

(b)          Operating Expenses. All third party charges and out-of-pocket costs and expenses incurred by the Manager or its Affiliate that are related to the operations of the Company, including, without limitation, those related to (i) forming and operating Subsidiaries, (ii) accounting, auditing, tax return preparation, financial reporting, and legal services, and insurance, including without limitation to protect the Company, the Manager, its Affiliates, and Members in connection with the performance of activities related to Company, (iii) the Company’s indemnification of the Indemnified Parties pursuant to this Agreement, (iv) litigation, (v) borrowings of the Company, (vi) liquidating the Company, (vii) any taxes, fees or other governmental charges levied against the Company and all expenses incurred in connection with any tax audit, investigation, settlement or review of the Company, and (ix) the costs of any third parties retained to provide services to Company.

The Company intends to issue Bits bearing Bit Designations that carry specific financial rights connected to the profits and losses received by the Company from specific wholly-owned subsidiaries of the Company.

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BUILDING BITS PROPERTIES I, LLC

NOTES TO THE FINANCIAL STATEMENTS

Distributions of available cash flow will be paid no less frequently than annually. The Manager retains the right to increase the frequency of any distribution of available cash flow.

NOTE 5 – SUBSEQUENT EVENTS

The Company has evaluated subsequent events occurring after December 31, 2017, the balance sheet date through March 12, 2018, the issuance date of these financial statements. There have been no material events or transactions during this time which would have a material effect on the financial statements, other than what has been reported in the Company’s financial statements.

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MAPLEWOOD AT&T PROPERTY FINANCIAL STATEMENTS

The unaudited income statement Maplewood Partners LLC covering the operation of the Maplewood AT&T Property from lease commencement to December 31, 2017 and the related notes to the income statement have been included in this offering circular.

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Maplewood Partners LLC

Statement of Revenues and Expenses — Tax Basis

For the Year Ended

December 31, 2017

73

Maplewood Partners LLC

Statement of Revenues and Expenses – Tax Basis

For the Year Ended December 31, 2017

(Unaudited)

		%

Rent Income	$50,399	100.00

Expense

Bank Service Charges	200	0.40
Professional Fees	1,000	1.98
Insurance Expense	2,109	4.19
Depreciation Expense	14,198	28.17
Repairs and Maintenance	600	1.19

Total Expenses	18,107	35.93

Net Income	32,291	64.07

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Maplewood Partners LLC

Notes to Financial Statements (Unaudited)

December 31, 2017

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operation

Maplewood Partners LLC (the Company), a Minnesota Limited Liability Company, was organized in October 2016. The Company developed and owns real estate in Maplewood, Minnesota.

Basis of Accounting

The accompanying statement of revenues and expenses has been prepared based on accounting used for income tax reporting. This basis differs from generally accepted accounting principles which require that certain income and expense items resulting from timing differences be capitalized or recognized as appropriate to the period, rather than when incurred. These items include rental income, costs associated with rental income, and depreciation.

Depreciation

The Company has computed depreciation in accordance with methods required for federal income tax purposes which do not result in an allocation of depreciation over the assets’ estimated useful lives.

Depreciation is computed using accelerated methods authorized under the Internal Revenue Code over 39 years.

Income Taxes

No provision is made for income taxes. Income taxes are paid by the members on their personal returns based on their pro-rata share of income and expenses.

Capitalized Costs

All costs for the construction of the property, including loan interest, have been capitalized in 2017, thus no interest expense is shown on the statement of revenues and expenses – tax basis for the year ended December 31, 2017.

The approximate interest capitalized was $51,000. All future interest will be expensed.

Advertising Costs

No advertising costs were incurred for the year ended December 31, 2017.

Subsequent Events

In preparing these financial statements, the Company has evaluated events and transaction for potential recognition or disclosure through May 1, 2018, the date the financial statements were available to be issued.

75

Maplewood Partners LLC

Notes to Financial Statements (Unaudited)

December 31, 2017

NOTE 2 DESCRIPTION OF LEASING ARRANGEMENTS

The Company leases its property under a noncancelable 10-year lease beginning October 27, 2017, which is when AT&T Mobility (the tenant) opened its store. The following is a schedule of estimated future minimum lease revenue for each year ended December 31:

2018	$236,775
2019	236,775
2020	236,775
2021	236,775
2022	240,722
Thereafter	1,258,855

Total Minimum	$2,446,677

The tenant has two 5-year options to renew. The first extension term has annual rents of $286,798 and the second extension term has annual rents of $315,169.

The lease will also include the tenant’s share of taxes, insurance and operating expenses not to exceed $10 per square foot. Please reference the actual lease agreement for further details.

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PART III – EXHIBITS

Index to Exhibits

2.1	Certificate of Formation of Building Bits Properties I, LLC**

2.2	Operating Agreement of Building Bits Properties I, LLC**

2.3.1	Class Xfinity-Williamsport.PA Bit Designation

2.3.2	Class Hollywood12-Portland.OR Bit Designation

2.3.3	Class AT&T-Maplewood.MN Bit Designation

2.3.4	Class Sleep Number-Shenandoah.TX Bit Designation

2.4	Form of Property LLC Operating Agreement

4.1	Form of Subscription Agreement

6.1.1	Williamsport Xfinity Property Purchase and Sale Agreement

6.1.2	Hollywood 12 Apartments Property Purchase and Sale Agreement

6.1.3	Maplewood AT&T Property Purchase and Sale Agreement

6.1.4	Shenandoah Sleep Number Property Purchase and Sale Agreement

8.1	Escrow Agreement with Provident Trust Group, LLC

11.1	Consent of Auditing Accountant, dbbmckennon

12.1	Opinion of Counsel

13.1	BuildingBits Blog Homepage**

13.2	BuildingBits Blog Investor Page**

13.3	BuildingBits Blog Property Owner Page**

** Previously filed

* To be provided by amendment to this offering circular

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Portland, Oregon, on May 11, 2018.

Building Bits Properties I, LLC
By: BuildingBits Asset Management, LLC its Manager

By:	/s/ Alexander Aginsky
	Name:	Alexander Aginsky
	Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Alexander Aginsky
	Name:	Alexander Aginsky
	Title:	Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer of BuildingBits Asset Management, LLC
	Date:	May 11, 2018

By:	/s/ Andrei Zverev
	Name:	Andrei Zverev
	Title:	Chief Operating Officer of BuildingBits Asset Management, LLC
	Date:	May 11, 2018

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